Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

TOWERS WATSON & CO.,

SUNDANCE MERGER SUB, INC.

and

EXTEND HEALTH, INC.,

and with respect to Section 2.8 and Article VIII only

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as Securityholders’ Representative

Dated as of May 11, 2012

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

-iii-

Exhibits

Exhibit A	Escrow Agreement

Exhibit B	Executive Waiver

-iv-

INDEX OF DEFINED TERMS

280G Approval	54
280G Individual	54
Acquisition Proposal	53
Adjustment Amount	22
Affiliate	2
Aggregate Exercise Amount	2
Agreement	1
Assets	40
Assumed Company Option	18
Balance Sheet Date	30
business day	2
Certificate of Merger	14
Certificates	23
Closing	14
Closing Date	15
Closing Statement	20
Closing Statement Dispute Notice	20
COBRA	2
Code	2
Company	1
Company Balance Sheet	30
Company Capital Stock	2
Company Cash	2
Company Charter Documents	26
Company Common Stock	2
Company Confidential Information	80
Company Debt	2
Company Disclosure Letter	26
Company Employee Plan	2
Company Group	3
Company Indemnified Liabilities	59
Company Indemnified Parties	59
Company Indemnified Proceedings	59
Company Intellectual Property	3
Company IP Contract	3
Company Material Adverse Effect	3
Company Material Contract	41
Company Net Debt	4
Company Option	4
Company Optionholder	4
Company Participants	57
Company Permits	37
Company Plans	4
Company Preferred Stock	4
Company Registered Intellectual Property	4

-v-

Company Securityholder	4
Company Series A Preferred Stock	4
Company Series B Preferred Stock	4
Company Stockholder	4
Company Tax Returns	60
Company Warrantholder	4
Company Warrants	4
Confidentiality Agreement	54
Confirmation Certificate	20
Consenting Parties	80
Consultation Period	21
Continuing Employee	58
Contract	4
Copyrights	8
Debt Adjustment	22
Deductible Amount	67
Delaware Law	1
DGCL	5
Dispute	80
Disputed Items	20
Dissenting Shares	16
DOJ	56
DOL	5
Effective Time	14
Employee	5
Employee Agreement	5
End Date	75
Environmental Laws	41
ERISA	5
ERISA Affiliate	5
Escrow Agent	5
Escrow Agreement	1
Escrow Amount	5
Escrow Fund	5
Escrow Ratio	5
Escrow Release Amount	70
Escrow Termination Date	5
Estimated Closing Statement	19
Estimated Company Net Debt	19
Estimated Transaction Costs Amount	19
Exchange Agent	23
Exchange Agent Agreement	23
Exchange Fund	23
Exchange Ratio	5
Execution Date Spreadsheet	5
Executive Waiver Letter	54

-vi-

Final Company Net Debt	22
Final Determination	6
Final Transaction Costs Amount	22
Financial Statements	29
Form S-1	26
FTC	56
GAAP	29
Governmental Entity	6
Hazardous Material	6
Health Care Laws	6
HSR Act	29
Incentive Plans	50
Indebtedness	7
Indemnified Parties	7
Indemnifying Party	7
Independent Auditor	7
Insurance Cap	60
Intellectual Property	7
Intellectual Property Rights	8
Interest	65
Inventions	8
IRS	8
Knowledge	8
Leased Real Property	40
Leases	40
Legal Requirements	8
Liabilities	8
Liens	9
Losses	9
made available	9
Material Condition Satisfaction Date	14
Medicare Program Laws	9
Merger	14
Merger Consideration	9
Merger Sub	1
Multiemployer Plan	9
Necessary Consents	29
Officer’s Certificate	9
Parent	1
Parent Common Stock	10
Parent Tax Returns	60
Patents	8
Pension Plan	10
Per Share Closing Merger Consideration	10
Per Share Closing Option Consideration	10
Per Share Closing Warrant Consideration	10

-vii-

Per Share Escrow Amount	10
Per Share Merger Consideration	10
Per Share Option Consideration	10
Per Share Representative Reimbursement Amount	10
Per Share Warrant Consideration	10
Permits	36
Permitted Liens	11
Person	11
Pre-Closing Tax Period	11
Privacy Laws	45
Pro Rata Portion	11
Registered Intellectual Property	11
Representative Reimbursement Amount	12
Representative Reimbursement Fund	66
Representative Reimbursement Ratio	12
Scheduled Inbound Licenses	35
Scheduled Outbound Licenses	35
SEC	53
Section 280G Payments	54
Section 409A	12
Securityholders’ Representative	70
Securityholders’ Representative Expenses	71
Special Expiration Date	65
Special Representations	66
Spreadsheet	12
Stockholder Approval	1
Subsidiary	12
Subsidiary Charter Documents	26
Surviving Corporation	14
Tax	13
Tax Claim	61
Tax Distribution Amounts	66
Tax Return	13
Taxes	13
Texas DOI Approval	29
Third Party Claim	72
Top Carrier	43
Top Client	43
Total As-Converted Outstanding Stock	13
Trade Secret Rights	8
Trademark Rights	8
Trademarks	8
Transaction Costs	13
Transaction Costs Adjustment	22
Transfer Tax	13
Transfer Taxes	13

-viii-

Unresolved Items	21
Unvested Company Option	14
Unvested Company Warrant	14
Vested Company Option	14
Vested Company Warrant	14
Works of Authorship	8
WSGR	80
WSGR Work Product	80

-ix-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 11, 2012, by and among Towers Watson & Co., a Delaware corporation (“Parent”), Sundance Merger Sub, Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent (“Merger Sub”), and Extend Health, Inc., a Delaware corporation (the “Company”), and with respect to Section 2.8 and Article VIII only, Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as Securityholders’ Representative.

RECITALS

A. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein in order to advance their respective business interests.

B. The respective Boards of Directors of Parent, Merger Sub and the Company have approved, in accordance with applicable provisions of the laws of the State of Delaware (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 2.1).

C. Promptly following the execution and delivery of this Agreement, the Company will submit this Agreement to the stockholders of the Company and solicit adoption of the Agreement by the stockholders of the Company representing the requisite number of shares of the Company’s capital stock through an action by written consent (the “Stockholder Approval”).

D. Concurrently with, or following, the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, Parent, the Securityholders’ Representative (as defined in Section 8.7(a)) and the Escrow Agent (as defined in Article I) shall enter into an escrow agreement substantially in the form attached hereto as Exhibit A (with such changes as the Escrow Agent may reasonably request, the “Escrow Agreement”), the effectiveness of which is contingent upon the consummation of the Merger (as defined in Section 2.1), pursuant to which a portion of the aggregate Merger Consideration shall be placed in an escrow account to secure the obligations set forth in Article VIII.

E. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

For the purposes of this Agreement, the following terms have the following meanings:

(a) “Affiliate” of a specified Person means any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the specified Person.

(b) “Aggregate Exercise Amount” means an amount equal to the aggregate exercise prices of all Vested Company Options and all Vested Company Warrants that are outstanding immediately prior to the Effective Time.

(c) “business day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

(d) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and final and temporary regulations of the IRS promulgated thereunder.

(f) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(g) “Company Cash” means any cash and cash equivalents of the Company and any of its Subsidiaries as of immediately prior to the earlier of the Effective Time and the Material Condition Satisfaction Date, which shall not include the Pre-Closing Aggregate Exercise Amount.

(h) “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

(i) “Company Debt” means any Indebtedness of the Company outstanding as of immediately prior to the earlier of the Effective Time and the Material Condition Satisfaction Date.

(j) “Company Employee Plan” means any written plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, bonus, incentive or performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is currently maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any current liability or obligation.

(k) “Company Group” means any combined, unitary, consolidated or other affiliated group within the meaning of Section 1504 of the Code or otherwise, of which any of the Company or any of its Subsidiaries is or has been a member for Federal, state or foreign tax purposes.

(l) “Company Intellectual Property” means Intellectual Property and Intellectual Property Rights owned by, or purported to be owned by, the Company or any of its Subsidiaries.

(m) “Company IP Contract” means any Scheduled Outbound License or Scheduled Inbound License.

(n) “Company Material Adverse Effect,” means any event, development, state of facts, occurrence, change or effect, individually or in the aggregate, that (i) has or is reasonably likely to have a material adverse effect on the business, financial condition, assets and liabilities (taken as a whole) or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) will, or is reasonably likely to, prevent the consummation of the transactions contemplated by this Agreement; provided, that no event, development, state of facts, occurrence, change or effect (by itself or when aggregated or taken together with any and all other events, developments, states of facts, changes or effects) directly or indirectly resulting from or arising out of any of the following shall be deemed to be or constitute a “Material Adverse Effect” or be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (i) conditions (or changes after the date hereof in such conditions) in the industry in which the Company and its Subsidiaries operate, (ii) general economic conditions or conditions in the securities markets, credit markets, currency markets or other financial markets (or changes after the date hereof in such conditions) within the United States or any other country, (iii) political conditions (or changes after the date hereof in such conditions) in the United States or any other country or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country, (iv) earthquakes or other natural disasters and other force majeure events in the United States or any other country, (v) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, (vi) the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement (including any actions taken or failure to take action, in each case, to which Parent has approved, consented to or requested or any actions of Parent or any of its controlled Affiliates), (vii) changes in Legal Requirements or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof), (viii) any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition), and (ix) any matter described in the Company Disclosure Letter; provided in the case of each of clauses (i) through (iv) and (vii) except to the extent that the Company and its Subsidiaries are disproportionately affected thereby in any material respect relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate (determined based on a percentage effect basis and not an absolute basis).

(o) “Company Net Debt” means the aggregate amount of Company Debt minus the aggregate amount of Company Cash; provided, however, that in the event the amount of Company Cash is greater than the Company Debt, the Company Net Debt shall be deemed to be $0.

(p) “Company Option” means each option to purchase or otherwise acquire shares of Company Capital Stock, whether or not vested or exercisable, that was granted or otherwise issued under the Company Plans or otherwise.

(q) “Company Optionholder” means a holder of Company Options as of immediately prior to the Effective Time.

(r) “Company Plans” means the Company’s 2007 Equity Incentive Plan and 2004 Equity Incentive Plan, as they have been amended from time to time.

(s) “Company Preferred Stock” means Company Series A Preferred Stock or Company Series B Preferred Stock, as the context may require.

(t) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, filed in the name of, or applied for by the Company or any of its Subsidiaries.

(u) “Company Securityholder” means a holder of Company Capital Stock, Company Options or Company Warrants as of immediately prior to the Effective Time.

(v) “Company Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

(w) “Company Series B Preferred Stock” means the Series B Preferred Stock, par value $0.001 per share, of the Company.

(x) “Company Stockholder” means a holder of Company Capital Stock as of immediately prior to the Effective Time.

(y) “Company Warrantholder” means a holder of Company Warrants as of immediately prior to the Effective Time.

(z) “Company Warrants” means all issued and outstanding warrants to purchase Company Capital Stock, whether or not vested or exercisable.

(aa) “Contract” means any written agreement, contract, subcontract, settlement agreement, lease, instrument, note, warranty, purchase order, license, sublicense, or other legally binding contractual commitment.

(bb) “DGCL” means the General Corporation Law of the State of Delaware, as amended.

(cc) “DOL” means the United States Department of Labor.

(dd) “Employee” means any current or former employee, consultant, independent contractor or director of the Company or any ERISA Affiliate.

(ee) “Employee Agreement” means each employment, retention, severance, consulting, relocation, or other agreement or contract between the Company or any ERISA Affiliate and any Employee under which the Company or any ERISA Affiliate has a current obligation (other than those agreements, contracts or understandings that are terminable by the Company or any ERISA Affiliate on no more than ninety (90) days’ notice without liability or financial obligation to the Company or any ERISA Affiliate).

(ff) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations of the DOL and the IRS promulgated under such Act.

(gg) “ERISA Affiliate” means each Subsidiary of the Company and any other person or entity under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(hh) “Escrow Agent” means U.S. Bank, or any successor as determined in accordance with the Escrow Agreement.

(ii) “Escrow Amount” means an amount in cash equal to $20,000,000.00.

(jj) “Escrow Fund” means the Escrow Amount held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement.

(kk) “Escrow Ratio” means the quotient obtained by dividing (i) the Escrow Amount by (ii) the Merger Consideration (determined as of the Closing Date in accordance with this Agreement).

(ll) “Escrow Termination Date” means February 15, 2013.

(mm) “Exchange Ratio” means the quotient obtained by dividing (x) the Per Share Merger Consideration by (y) the average of the closing prices of Parent Common Stock as reported on the New York Stock Exchange for the ten (10) trading days ending five (5) trading days prior to the Closing Date.

(nn) “Execution Date Spreadsheet” means a spreadsheet (set forth in Section 1.1(nn) of the Company Disclosure Letter) which shall include, as of the date hereof, (a) (i) the names of all Company Stockholders and their respective addresses, (ii) the number and type of shares of Company Capital Stock held by each Company Stockholder and (iii) where applicable, the respective certificate numbers held by each Company Stockholder, (b) (i) the names of all Company Optionholders and their respective addresses, (ii) the number and type of shares of Company Capital Stock underlying each Company Option held by each Company Optionholder and (iii) the grant date, expiration date, exercise price per share and vested status of each Company Option held by each Company Optionholder and (c) (i) the names of all Company Warrantholders and their respective addresses, (ii) the number and type of shares of Company Capital Stock underlying each Company Warrant held by each Company Warrantholder and (iii) the grant date, expiration date, exercise price per share and vested status of each Company Warrant held by each Company Warrantholder.

(oo) “Final Determination” means, (i) with respect to Federal Income Taxes, a “determination” as defined in Section 1313(a) of the Code or the execution of an IRS Form 870-AD and, (ii) with respect to Taxes other than Federal Income Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including by reason of the expiration of a statute of limitations or other period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

(pp) “Governmental Entity” means any supranational, national, state, municipal, local or foreign governmental, administrative or regulatory (including self-regulatory) authority, body, agency, commission, court, tribunal or similar entity.

(qq) “Hazardous Material” means any chemical or substance that has been defined or listed by any Governmental Entity as “radioactive”, “toxic”, “hazardous” or a “pollutant” pursuant to applicable Environmental Laws, but excluding office and janitorial supplies properly and safely maintained.

(rr) “Health Care Laws” means all Legal Requirements relating to: (i) the licensure, certification, qualification or authority to transact business in connection with the marketing and sale of health insurance plans, including Medicare-related plans (including Medicare supplement, Medicare Advantage and Medicare Part D prescription drug plans), the provision of, payment for, or arrangement of, health benefits or health insurance, including Legal Requirements that regulate the solicitation and sale of health insurance plans by employees, the receipt of commissions or other payments in connection with enrolling individuals into health insurance plans, the provision or arrangement of health benefit services and, without limiting the generality of the foregoing, state insurance laws and regulations, the Medicare Program Laws (including Title XVIII of the Social Security Act) and Legal Requirements relating to Medicaid programs (including Title XIX of the Social Security Act) and the regulations adopted thereunder and the written guidance issued by the Centers for Medicare and Medicaid Services; (ii) the solicitation or acceptance of improper incentives involving persons operating in the health care industry, including, without limitation, Legal Requirements prohibiting or regulating fraud and abuse, patient inducements, patient referrals or Provider incentives; (iii) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (iv) the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and their implementing regulations; (v) any federal or state Legal Requirements, and their implementing regulations, governing the collection, use, disclosure, privacy, security, integrity, accuracy, transmission, storage or other protection of personal health information and the exchange of health information; (vi) any federal or state Legal Requirements, and their implementing regulations, governing the marketing and sale of health insurance, including direct mail, online marketing, telemarketing and other methods, including the Telephone Consumer Protection Act of 1991 and related Federal Communication Commission implementing regulations, the Federal Telemarketing and Consumer Fraud and Abuse Protection Act of 1994 and the Federal Trade Commission’s implementing regulations known as the Telemarketing Sales Rule, and state telemarketing laws and regulations; (vii) any state insurance, health maintenance organization or managed care Legal Requirements (including Legal Requirements relating to Medicaid programs) pursuant to which any of the Company or any of its subsidiaries or employees is required to be licensed or authorized to transact business; (viii) state medical practice and corporate practice of medicine Legal Requirements, and state professional fee-splitting Legal Requirements, (ix) the Medicare Program Laws; and (x) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) and the regulations promulgated thereunder.

(ss) “Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness of such Person for borrowed money, including all outstanding principal and premium and accrued and unpaid interest or prepayment penalties; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all capitalized lease obligations of such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations and all obligations under any title retention agreement; (e) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar transaction; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (and, for the avoidance of doubt, not including the Company Preferred Stock); (g) guarantees in respect of Indebtedness referred to in clauses (a) through (f) above; and (h) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (a) through (g) above; provided, however, that notwithstanding the foregoing, Indebtedness shall not be deemed to include any accounts payable or accrued expenses incurred in the ordinary course of business or any obligations under undrawn letter of credit, banker’s acceptance or similar transaction.

(tt) “Indemnified Parties” means Parent, the Surviving Corporation and each of their respective Subsidiaries, directors, officers and controlled Affiliates.

(uu) “Indemnifying Party” means each Company Stockholder, holder of Vested Company Options and holder of Vested Company Warrants, in each case, as of immediately prior to the Effective Time.

(vv) “Independent Auditor” means KPMG LLP, or another nationally-recognized firm of independent auditors that has not performed work for, and is otherwise independent of, each of Parent and the Company.

(ww) “Intellectual Property” means all intellectual property, regardless of form, including: (i) published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs, software, source code, object code, compilations, databases, derivative works, literary works, maskworks, and sound recordings (“Works of Authorship”); (ii) inventions and discoveries, including without limitation articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (iii) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including without limitation logos, product designs, and product features (“Trademarks”); and (iv) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques.

(xx) “Intellectual Property Rights” means all rights in, arising out of, or associated with Intellectual Property in any jurisdiction, including: (i) rights in, arising out of, or associated with Works of Authorship, including rights granted under the Copyright Act (“Copyrights”); (ii) patents and patent applications, including any continuation, continuation-in-part, divisional and provisional applications and any patents issuing thereon and any reissues, reexaminations, substitutes and extensions of any of the foregoing, including rights granted under the Patent Act (“Patents”); (iii) rights in, arising out of, or associated with Trademarks, including rights granted under the Lanham Act (“Trademark Rights”); and (iv) rights in, arising out of, or associated with confidential information, including rights granted under the Uniform Trade Secrets Act (“Trade Secret Rights”).

(yy) “IRS” means the United States Internal Revenue Service.

(zz) “Knowledge” means with respect to the Company, with respect to any matter in question, the actual knowledge of the individuals set forth on Section 1.1(zz) of the Disclosure Letter as of the date of this Agreement, after reasonable inquiry of those direct reports of the individuals listed on such schedule who have primary management responsibility for the matter in question. With respect to Intellectual Property, “Knowledge” does not require the Company to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Patent, Trademark or other Intellectual Property clearance searches.

(aaa) “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, formal interpretation having the effect of a rule or regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(bbb) “Liabilities” means any and all debts, liabilities, judgments, settlements, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, those arising out of any contract or tort based on negligence or strict liability)

and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

(ccc) “Liens” means any pledges, claims, liens, charges, encumbrances, restrictions, title defects, security interests or similar encumbrance of any kind or nature whatsoever, including any restriction of voting, transfer, receipt of income or exercise of any other attribute of ownership, other than liens for Taxes not yet due and payable.

(ddd) “Losses” means all losses, liabilities, penalties, costs, judgments, settlements, assessments, deficiencies, interest, disgorgements, damages, claims, suits, actions, fees and expenses (including reasonable attorneys’ fees and expenses) actually suffered or incurred.

(eee) “made available” means, with respect to a particular document, item or other piece of information, inclusion in the virtual data room hosted by RR Donnelley Venue in connection with the Merger.

(fff) “Medicare Program Laws” means the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 and the Medicare Improvements for Patients and Providers Act of 2008, as each has been amended, modified, revised or replaced as well as any final rules and final regulations adopted pursuant to such Acts and any written directives, instructions, guidelines, bulletins, manuals, requirements, policies and standards issued by the Centers for Medicare and Medicaid Services.

(ggg) “Merger Consideration” means an amount in cash equal to $435,000,000.00, minus the sum of (i) the amount of the Company Net Debt, if any, and (ii) the amount of Transaction Costs, and plus the Pre-Closing Aggregate Exercise Amount; provided, however, that portions of the Merger Consideration equal to the Escrow Amount and the Representative Reimbursement Amount shall be withheld from the amounts otherwise payable to Company Securityholders at the Closing in accordance with Article II and the other provisions of this Agreement.

(hhh) “Multiemployer Plan” means any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(iii) “Officer’s Certificate” means a certificate signed by any executive officer of Parent (i) stating that an Indemnified Party has incurred Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was incurred, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

(jjj) “Open Source Software” means software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).

(kkk) “Parent Common Stock” means shares of Parent’s Class A common stock, par value $0.01 per share.

(lll) “Pension Plan” means each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(mmm) “Per Share Closing Merger Consideration” means an amount of cash equal to the Per Share Merger Consideration less the sum of (i) the Per Share Escrow Amount and (ii) the Per Share Representative Reimbursement Amount.

(nnn) “Per Share Closing Option Consideration” means, in respect of each share of Company Common Stock underlying a Vested Company Option, an amount of cash equal to the Per Share Option Consideration less the sum of (i) the Per Share Escrow Amount and (ii) the Per Share Representative Reimbursement Amount.

(ooo) “Per Share Closing Warrant Consideration” means, in respect of each share of Company Common Stock underlying a Vested Company Warrant, an amount of cash equal to the Per Share Warrant Consideration less the sum of (i) the Per Share Escrow Amount and (ii) the Per Share Representative Reimbursement Amount.

(ppp) “Per Share Escrow Amount” means (i) with respect to a share of Company Capital Stock issued and outstanding as of immediately prior to the Effective Time, the product obtained by multiplying (A) the Per Share Merger Consideration by (B) the Escrow Ratio, (ii) with respect to a Vested Company Option, the product obtained by multiplying (A) the Per Share Option Consideration by (B) the Escrow Ratio, and (iii) with respect to a Vested Company Warrant, the product obtained by multiplying (A) the Per Share Warrant Consideration by (B) the Escrow Ratio.

(qqq) “Per Share Merger Consideration” means an amount of cash equal to the quotient obtained by dividing (i) the sum of (A) the Merger Consideration plus (B) the Aggregate Exercise Amount by (ii) the Total As-Converted Outstanding Stock.

(rrr) “Per Share Option Consideration” means, in respect of each share of Company Common Stock underlying a Vested Company Option, an amount of cash equal to the excess, if any, of (i) the Per Share Merger Consideration over (ii) the applicable per share exercise price of such Vested Company Option.

(sss) “Per Share Representative Reimbursement Amount” means (i) with respect to a share of Company Capital Stock issued and outstanding as of immediately prior to the Effective Time, the product obtained by multiplying (A) the Per Share Merger Consideration by (B) the Representative Reimbursement Ratio, (ii) with respect to a Vested Company Option, the product obtained by multiplying (A) the Per Share Option Consideration by (B) the Representative Reimbursement Ratio, and (iii) with respect to a Vested Company Warrant, the product obtained by multiplying (A) the Per Share Warrant Consideration by (B) the Representative Reimbursement Ratio.

(ttt) “Per Share Warrant Consideration” means, in respect of each share of Company Capital Stock underlying a Vested Company Warrant, an amount of cash equal to the excess, if any, of (i) the Per Share Merger Consideration over (ii) the applicable per share exercise price of such Vested Company Warrant.

(uuu) “Permitted Liens” means (i) restrictions imposed by applicable securities laws and (ii) (A) Liens for Taxes and other similar governmental charges and assessments which are not yet delinquent or Liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (B) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like liens, in each case, arising in the ordinary course of business for sums not yet due and payable, (C) any statutory Liens existing as of the Closing Date and claimed or held by any Governmental Entity that have not at the time been filed or registered against title to the assets of the Company or any of its Subsidiaries or that are related to obligations that are not due or delinquent, (D) security given in the ordinary course of business as of the Closing Date to any public utility or Governmental Entity; (E) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Real Property which are not violated by the current use and operation thereof; (F) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of thereof for the purposes for which it is currently used in connection with the business of the Company and its Subsidiaries; and (G) Liens that do not materially interfere with the use or operation of the property subject thereto.

(vvv) “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(www) “Pre-Closing Aggregate Exercise Amount” means the aggregate cash exercise prices actually received by the Company for all Vested Company Options exercised during the period starting on the date hereof through immediately prior to the Effective Time.

(xxx) “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and for any Tax period that includes (but does not end on) the Closing Date, the portion of such Tax Period that ends on the Closing Date.

(yyy) “Pro Rata Portion” means, with respect to each Indemnifying Party, the quotient obtained by dividing (i) the aggregate portion of the Merger Consideration payable to such Company Securityholder pursuant to Article II hereof by (ii) the aggregate Merger Consideration payable to all Company Securityholders.

(zzz) “Registered Intellectual Property” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Entity in any jurisdiction, including all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with Patents.

(aaaa) “Representative Reimbursement Amount” means an amount in cash equal to $250,000.00.

(bbbb) “Representative Reimbursement Ratio” means the quotient obtained by dividing (i) the Representative Reimbursement Amount by (ii) the Merger Consideration (determined as of the Closing Date in accordance with this Agreement).

(cccc) “Section 409A” means Section 409A of the Code and the guidance and regulations thereunder.

(dddd) “Spreadsheet” means a spreadsheet which shall be certified as complete and correct by an officer of the Company, which shall include, as of the Closing, (a) (i) the names of all Company Stockholders and their respective addresses, (ii) the number and type of shares of Company Capital Stock held by each Company Stockholder, (iii) where applicable, the respective certificate numbers held by each Company Stockholder, (iv) the Pro Rata Portion applicable to each Company Stockholder in respect of such Person’s Company Capital Stock, (v) the aggregate portion of the Merger Consideration to be paid to each Company Stockholder at Closing in respect of such shares of Company Capital Stock, and (vi) the amount of cash to be deposited into the Escrow Fund and the Representative Reimbursement Fund on behalf of each Company Stockholder in respect of such shares of Company Capital Stock, (b) (i) the names of all Company Optionholders and their respective addresses, (ii) the number and type of shares of Company Capital Stock underlying each Company Option held by each Company Optionholder, (iii) the grant date, expiration date, exercise price per share, vesting schedule and vested status of each Company Option held by each Company Optionholder, (iv) the Pro Rata Portion applicable to each Company Optionholder in respect of such Person’s Vested Company Options, (v) the aggregate portion of the Merger Consideration to be paid to each Company Optionholder at Closing in respect of such Vested Company Options, and (vi) the amount of cash to be deposited into the Escrow Fund and the Representative Reimbursement Fund on behalf of each Company Optionholder in respect of such Vested Company Options, and (c) (i) the names of all Company Warrantholders and their respective addresses, (ii) the number and type of shares of Company Capital Stock underlying the Company Warrants held by each Company Warrantholder, (iii) the grant date, expiration date, exercise price per share, vesting schedule and vested status of each Company Warrant held by each Company Warrantholder, (iv) the Pro Rata Portion applicable to each such holder in respect of such Person’s Vested Company Warrants, (v) the aggregate portion of the Merger Consideration to be paid to each Company Warrantholder at Closing in respect of such Vested Company Warrants, and (vi) the amount of cash to be deposited into the Escrow Fund and the Representative Reimbursement Fund on behalf of each Company Warrantholder in respect of such Vested Company Warrants.

(eeee) “Subsidiary” means, when used with respect to any party, any corporation or other entity, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(ffff) “Tax” or “Taxes” means all (i) Federal, state, local and foreign taxes, assessments, charges, duties, fees, levies or other similar amounts of any kind whatsoever, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, escheat, severance, windfall profits, stamp, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability and registration taxes, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect thereto; (ii) transferee or other secondary liability for the payment of any amount of a type described in clause (i) above; and (iii) liability for the payment of any amount of a type described in clause (i) or clause (ii) above as a result of any contractual or other obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

(gggg) “Tax Return” means a report, return, statement, filing or other written information, including any schedules, attachments and amendments, required to be supplied to a Governmental Entity in connection with Taxes.

(hhhh) “Total As-Converted Outstanding Stock” means the aggregate number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time, plus the aggregate number of shares of Company Common Stock that would be issuable upon:

(i) the conversion of all shares of Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time;

(ii) the exercise of all Vested Company Options issued and outstanding as of immediately prior to the Effective Time; and

(iii) the exercise (which shall mean, where relevant, the net exercise) of all Vested Company Warrants issued and outstanding as of immediately prior to the Effective Time.

(iiii) “Transaction Costs” means, except for any amounts paid by the Company prior to, or accrued on the Company’s balance sheet as of, March 31, 2012, the aggregate amount of any and all fees and expenses, that the Company or any of its Subsidiaries is legally obligated to pay or reimburse or has paid after March 31, 2012 (including any such fees or expenses incurred by or on behalf of the Stockholders), of brokers, finders, counsel, advisors, consultants, investment bankers, underwriters, accountants, auditors and any other experts, in each case to the Company or any of its Subsidiaries, in connection with the negotiation and effectuation of this Agreement and the transactions contemplated hereby, including the amounts to be paid to the advisor set forth on Section 1.1(iiii) of the Company Disclosure Letter.

(jjjj) “Transfer Tax” or “Transfer Taxes” means any Federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording or other similar Tax, fee or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to Tax or interest with respect thereto.

(kkkk) “Unvested Company Option” means each Company Option (or portion thereof) that (i) is outstanding as of immediately prior to the Effective Time, (ii) is unvested as of immediately prior to the Effective Time, and (iii) does not vest at the Effective Time in accordance with its terms or the terms of any related Contract.

(llll) “Unvested Company Warrant” means each Company Warrant (or portion thereof) that (i) is outstanding as of immediately prior to the Effective Time, (ii) is unvested as of immediately prior to the Effective Time, and (iii) does not vest at the Effective Time in accordance with its terms or the terms of any related Contract.

(mmmm) “Vested Company Option” means each Company Option (or portion thereof) that (i) is outstanding as of immediately prior to the Effective Time and (ii) is vested as of immediately prior to the Effective Time or vests at the Effective Time in accordance with its terms or the terms of any related Contract.

(nnnn) “Vested Company Warrant” means each Company Warrant (or portion thereof) that (i) is outstanding as of immediately prior to the Effective Time and (ii) is vested as of immediately prior to the Effective Time or vests at the Effective Time in accordance with its terms or the terms of any related Contract (which, for the avoidance of doubt, shall include any Company Warrant (or portion thereof) that is vested and by its terms would otherwise expire at the Effective Time).

ARTICLE II

THE MERGER

2.1 The Merger. At the Effective Time, upon the terms and subject to the satisfaction or written waiver (to the extent permitted by Law) of the conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2 Effective Time; Closing. Unless this Agreement is earlier terminated pursuant to Article IX, and subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on the Closing Date (as defined below). The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California, and shall be no later than the second business day after the satisfaction or written waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) (the second business day after the date of such satisfaction or waiver, the “Material Condition Satisfaction Date”); provided, however, that if the Material Condition Satisfaction Date occurs after June 19, 2012, then the Closing shall be on the later of (i) July 2,

2012 and (ii) the second business day after the satisfaction or written waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as Parent and the Company agree upon in writing; provided further, however, that if all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived on or prior to June 17, 2012, then the condition set forth in Section 7.2(d) shall be deemed to be satisfied as of the Closing Date and shall be of no further force or effect. The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law, including Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is “Extend Health, Inc.” and the Certificate of Incorporation shall be amended, if necessary, so as to comply with Section 6.8(b). At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, until thereafter amended in accordance with Delaware Law, the Surviving Corporation’s Certificate of Incorporation and as provided in such Bylaws; provided, however, that at the Effective Time, if necessary, the Bylaws shall be amended so as to comply with Section 6.8(b).

2.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and Delaware Law. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and Delaware Law.

2.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Capital Stock, the following shall occur:

(a) Company Capital Stock. Each share of Company Capital Stock outstanding immediately prior to the Effective Time, other than any shares of Company Capital Stock to be canceled pursuant to Section 2.6(b) and the Dissenting Shares (as defined in Section 2.6(c)(i)), shall be cancelled and extinguished and automatically converted into the right to receive an amount in cash (without interest) equal to:

(i) at Closing, the Per Share Closing Merger Consideration (to be paid in accordance with Section 2.9);

(ii) upon release from the Escrow Fund pursuant to the terms and conditions of Article VIII and the Escrow Agreement, the applicable Per Share Escrow Amount, less the proportionate amount of any amounts properly paid in satisfaction of, or properly subject to pending, claims for Losses made in accordance with the terms and conditions of Article VIII and the Escrow Agreement;

(iii) upon release from the Representative Reimbursement Fund pursuant to the terms and conditions of Article VIII and the Escrow Agreement, the applicable Per Share Representative Reimbursement Amount, less the proportionate amount of any Representative Expenses properly paid or pending in accordance with the terms and conditions of Article VIII and the Escrow Agreement; and

(iv) the amount, if any, payable with respect to such share of Company Capital Stock pursuant to Section 2.8(j);

or, such other amount in cash (without interest) as is required pursuant to the Company’s Certificate of Incorporation.

(b) Cancellation of Treasury and Parent Owned Stock. Each share of Company Capital Stock held by the Company or Parent (other than the Vested Company Warrants or any shares of Company Common Stock underlying the Vested Company Warrants) or any direct or indirect wholly owned Subsidiary of the Company or Parent immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(c) Dissenting Shares.

(i) Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted to adopt this Agreement or consented thereto in writing and who is entitled to exercise and has properly exercised and perfected appraisal rights for such shares in compliance in all respects with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration for such Company Capital Stock as set forth in Section 2.6(a), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL. From and after the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and such Dissenting Stockholder shall cease to have any rights with respect thereto, except the right to receive (A) the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL or

(B) the Per Share Merger Consideration, if any holder of Dissenting Shares shall properly withdraw or lose such holder’s appraisal rights in accordance with Section 2.6(c)(ii)).

(ii) Notwithstanding the provisions of Section 2.6(c)(i), if any holder of Dissenting Shares shall properly withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock as set forth in Section 2.6(a), without interest, upon surrender of the certificate representing such shares.

(iii) The Company shall give Parent (A) prompt notice of any demands received by the Company for appraisal of shares of Company Capital Stock, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights to appraisal with respect to the Merger and (B) the opportunity to direct all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company or offer to settle or settle any such demands.

(d) Stock of Merger Sub. Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

2.7 Company Options and Company Warrants.

(a) At the Effective Time, each share subject to a Vested Company Option shall be converted into and represent the right to receive an amount of cash (without interest), if any, equal to:

(i) at Closing, the Per Share Closing Option Consideration (to be paid in accordance with Section 2.9);

(ii) upon release from the Escrow Fund pursuant to the terms and conditions of Article VIII and the Escrow Agreement, the applicable Per Share Escrow Amount, less the proportionate amount of any amounts properly paid in satisfaction of, or properly subject to pending, claims for Losses made in accordance with the terms and conditions of Article VIII and the Escrow Agreement;

(iii) upon release from the Representative Reimbursement Fund pursuant to the terms and conditions of Article VIII and the Escrow Agreement, the applicable Per Share Representative Reimbursement Amount, less the proportionate amount of any Representative Expenses properly paid or pending in accordance with the terms and conditions of Article VIII and the Escrow Agreement; and

(iv) the amount, if any, payable with respect to such Vested Company Option pursuant to Section 2.8(j).

The payment of the Per Share Option Consideration to each holder of a Vested Company Option as described in this Section 2.7(a) shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are withheld pursuant to the preceding sentence and remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Vested Company Option.

(b) At the Effective Time, each Unvested Company Option shall be assumed by Parent (each such assumed Unvested Company Option, an “Assumed Company Option”). Each Unvested Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Plan under which it was granted and any option agreement between the Company and the optionee with regard to the Assumed Company Option as in effect immediately prior to the Effective Time, except that (i) each Assumed Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Assumed Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, with the resulting number rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Assumed Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, with the resulting exercise price per share rounded up to the nearest whole cent. It is intended that Assumed Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent the Assumed Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 2.7(b) shall be applied consistent with such intent. The conversion and assumption of the Assumed Company Options is intended to comply with the regulations and other binding guidance under Section 409A, including Treas. Reg. 1.409A-1(b)(5)(v)(D), and such converted options to purchase Parent Common Stock shall be subject to the same terms and conditions (including vesting schedule, expiration date, exercise provisions and transfer restrictions) as were applicable to the corresponding Assumed Company Options immediately prior to the Effective Time.

(c) Prior to the Effective Time, the Company shall take any actions reasonably necessary to effect the transactions anticipated by this Section 2.7 under the Company Plans and all Company Option agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal).

(d) As soon as reasonably practicable following the Effective Time and in no event more than ten (10) days after the Closing Date, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form that Parent is eligible to use) under the Securities Act of 1933, as amended, with respect to the shares of Parent Common Stock issuable upon exercise of the Assumed Company Options, and shall use its reasonable best efforts to cause such registration statement to remain in effect for so long as the Assumed Company Options remain outstanding.

(e) No Company Warrants will be assumed by Parent. Each Vested Company Warrant outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, the Company or the holder thereof, be cancelled and extinguished and automatically converted into the right to receive an amount in cash (without interest) equal to:

(i) at Closing, the Per Share Closing Warrant Consideration (to be paid in accordance with Section 2.9);

(ii) upon release from the Escrow Fund pursuant to the terms and conditions of Article VIII and the Escrow Agreement, the applicable Per Share Escrow Amount, less the proportionate amount of any amounts properly paid in satisfaction of, or properly subject to pending, claims for Losses made in accordance with the terms and conditions of Article VIII and the Escrow Agreement;

(iii) upon release from the Representative Reimbursement Fund pursuant to the terms and conditions of Article VIII and the Escrow Agreement, the applicable Per Share Representative Reimbursement Amount, less the proportionate amount of any Representative Expenses properly paid or pending in accordance with the terms and conditions of Article VIII and the Escrow Agreement; and

(iv) the amount, if any, payable with respect to such Vested Company Warrant pursuant to Section 2.8(j).

(f) Each Unvested Company Warrant outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, the Company or the holder thereof, be cancelled and extinguished without any conversion thereof and no consideration shall be paid with respect thereto.

2.8 Adjustments.

(a) The Company shall deliver to Parent at least three (3) business days prior to the anticipated Closing Date a statement detailing the Company’s good faith best estimate of the Transaction Costs (the “Estimated Transaction Costs Amount”) and the Company Net Debt (the “Estimated Company Net Debt”), each as of the close of business on the Closing Date and/or the Material Condition Satisfaction Date, as relevant (such statement, the “Estimated Closing Statement”). The Estimated Closing Statement shall be prepared by the Company in accordance with GAAP (as consistently applied by the Company). Parent shall have an opportunity to review such Estimated Transaction Costs Amount and Estimated Company Net Debt. If Parent disputes the Estimated Transaction Costs Amount or Estimated Company Net Debt, the Company shall cooperate with Parent in good faith to agree upon the amount of the Estimated Transaction Costs Amount and Estimated Company Net Debt. If Parent and the Company are unable to agree upon the Estimated Transaction Costs Amount and Estimated Company Net Debt, then the Estimated Transaction Costs Amount and Estimated Company Net Debt as determined by Parent shall be deemed to be the Transaction Costs Amount and Company Net Debt for the purpose of calculating the Merger Consideration payable and issuable at the Closing. The Estimated Transaction Costs Amount and the Estimated

Company Net Debt shall be deemed to be the Transaction Costs and Company Net Debt, respectively, for purposes of calculating the Merger Consideration payable and issuable at the Closing.

(b) If the Estimated Transaction Costs Amount and Estimated Company Net Debt as determined by Parent are used to calculate the Merger Consideration payable and issuable at the Closing pursuant to Section 2.8(a), then the Securityholders’ Representative and his, her or its representatives shall be given all such access as they may reasonably require during Parent’s normal business hours (or such other times as the parties may agree) to those books and records of the Company and the Surviving Corporation in the possession of, and/or under the control of, Parent, and access to such personnel or representatives of the Company and Parent, in each case, as they may reasonably require for the purposes of reviewing and evaluating Parent’s calculations of the Estimated Transaction Costs Amount and Estimated Company Net Debt.

(c) Within twenty (20) business days after the Closing Date, Parent or the Securityholders’ Representative, at such party’s option, may prepare in good faith and deliver to the other party an updated statement of the Transaction Costs and Company Net Debt, each as of the close of business on the Closing Date and/or the Material Condition Satisfaction Date, as relevant (such statement, the “Closing Statement”) prepared in accordance with GAAP (as consistently applied by the Company). To the extent no Closing Statement is delivered within such time period, the Estimated Transaction Costs Amount and Estimated Company Net Debt as used to calculate the Merger Consideration payable and issuable at the Closing pursuant to Section 2.8(a) shall be final and binding on the parties to this Agreement.

(d) Following any delivery by Parent of a Closing Statement in accordance with Section 2.8(b), the Securityholders’ Representative and his, her or its representatives shall be given all such access as they may reasonably require during Parent’s normal business hours (or such other times as the parties may agree) to those books and records of the Company and the Surviving Corporation in the possession of, and/or under the control of, Parent, and access to such personnel or representatives of the Company and Parent, in each case, as they may reasonably require for the purposes of reviewing the Closing Statement and Parent’s calculation of the Transaction Costs and Company Net Debt.

(e) The Securityholders’ Representative or Parent, as applicable, shall have twenty (20) business days following the date of delivery of the Closing Statement to provide the other party with a written certificate confirming that the calculation of the Transaction Costs and Company Net Debt as set forth in the Closing Statement are correct (the “Confirmation Certificate”) or notifying the other party in writing of any good faith objections to specific components of the calculation of the Transaction Costs or Company Net Debt as set forth on the Closing Statement (a “Closing Statement Dispute Notice”), which Closing Statement Dispute Notice shall specify the nature and dollar amount of any disagreement, the basis for such belief and the party’s proposed calculation of the Transaction Costs and/or the Company Net Debt (collectively, the “Disputed Items”). Only those matters specified in the Closing Statement Dispute Notice shall be deemed to be disputed, and all other matters included in the Closing Statement shall be deemed to be final and binding on the parties to this Agreement. If a Confirmation Certificate is delivered by or on behalf of the Securityholders’ Representative or Parent, as applicable, pursuant to this Section 2.8(e), the Transaction Costs and Company Net

Debt as set forth in the Closing Statement shall be deemed to be final and binding on the parties to this Agreement.

(f) If the Securityholders’ Representative or Parent, as applicable, shall send a timely Closing Statement Dispute Notice in accordance with Section 2.8(e), during the ten (10) days following the receipt of the Closing Statement Dispute Notice or such longer period as Parent and the Securityholders’ Representative mutually agree (collectively, the “Consultation Period”), a representative of Parent, on the one hand, and the Securityholders’ Representative, on the other hand, shall negotiate with one another and attempt in good faith to resolve any Disputed Items. Any Disputed Item so resolved by Parent and the Securityholders’ Representative will be reduced to writing and deemed final, conclusive as to the resolved Disputed Items and binding on the parties to this Agreement.

(g) If Parent and the Securityholders’ Representative shall have not resolved all Disputed Items within the Consultation Period, Parent and the Securityholders’ Representative (either together or separately) shall be entitled to submit all unresolved Disputed Items to the Independent Auditor to review and resolve such matters (collectively, the “Unresolved Items”). Each of the parties to this Agreement shall, and shall cause their respective officers, directors, employees, and representatives to, provide full cooperation to the Independent Auditor. The Independent Auditor will resolve each Unresolved Item; provided, that the amount of any Unresolved Item may not be more favorable to Parent than the related amount reflected in the Closing Statement or Closing Statement Dispute Notice, as applicable, nor more favorable to the Securityholders’ Representative than the related amount set forth in the Closing Statement or Closing Statement Dispute Notice, as applicable. The Independent Auditor shall (i) act in its capacity as an expert and not as an arbitrator, (ii) consider only those matters as to which there is a dispute between the parties and (iii) be instructed to reach its conclusions regarding any such dispute, as promptly as reasonably practicable, and in any case no more than thirty (30) days after its appointment and provide a written explanation of its decision. In the event that Parent and the Securityholders’ Representative shall submit any Unresolved Item to the Independent Auditor, each such party may submit a “position paper” to the Independent Auditor setting forth the position of such party with respect to such Unresolved Item, to be considered by such Independent Auditor as it deems fit. Subject to the foregoing, the Independent Auditor may conduct such proceedings as the Independent Auditor believes, in its sole discretion, are appropriate in determining the Unresolved Items; provided, however, that, unless Parent and the Securityholders’ Representative otherwise agree, all material communications between Parent or the Securityholders’ Representative or any of their respective representatives, on the one hand, and the Independent Auditor, on the other hand, will be in writing with copies simultaneously delivered to either the Securityholders’ Representative or Parent (whichever was not the sender or recipient of such material communications). The dispute resolution procedure set forth in this Section 2.8 shall be the exclusive dispute resolution mechanic for determining any Disputed Item hereunder, including, without limitation, any Disputed Item concerning whether the calculation of the Transaction Costs or Company Net Debt was prepared in accordance with GAAP, and the indemnifications provisions set forth in Article VII hereof shall not apply to any such dispute. All fees and expenses relating to the engagement of the Independent Auditor shall be paid by Parent and the Securityholders’ Representative (solely on behalf of the Indemnifying Parties and in its capacity as the Securityholders’ Representative, not in its individual capacity) in proportion to each party’s initial position relative to the Independent Auditor’s final determination or in such other proportions as the Independent Auditor determines to be appropriate having regard to the respective merits of the parties’ positions, which proportion, in each case, shall be included in such final determination.

(h) If the Securityholders’ Representative or Parent, as applicable, does not deliver a Closing Statement Dispute Notice in accordance with the procedures set forth in Section 2.8(e) above, the Closing Statement (together with the calculation of the Transaction Costs and Company Net Debt included therein) shall be deemed to have been finally determined and accepted by all of the parties to this Agreement. In the event that the Securityholders’ Representative or Parent, as applicable, delivers a Closing Statement Dispute Notice in accordance with the provisions above and Parent and the Securityholders’ Representative are able to resolve such dispute by mutual agreement, the Closing Statement, together with the calculation of the Transaction Costs and Company Net Debt, to the extent modified by the mutual agreement of such parties, shall be deemed to have been finally determined and accepted by all of the parties to this Agreement. In the event that the Securityholders’ Representative or Parent, as applicable, delivers a Closing Statement Dispute Notice in accordance with the provisions set forth above and Parent and the Securityholders’ Representative are unable to resolve such dispute by mutual agreement, the determination of the Independent Auditor shall be final and binding on the parties to this Agreement, and the calculation of the Transaction Costs and Company Net Debt, to the extent modified by the Independent Auditor, shall be deemed to have been finally determined and accepted by all of the parties to this Agreement. The Transaction Costs and Company Net Debt as finally determined pursuant to this Section 2.8 shall be referred to herein as the “Final Transaction Costs Amount” and the “Final Company Net Debt,” respectively.

(i) For purposes of this Agreement:

(i) “Adjustment Amount” means the sum of the (A) Transaction Costs Adjustment plus (B) the Debt Adjustment;

(ii) “Transaction Costs Adjustment,” which may be positive or negative, means (A) the Final Transaction Costs Amount minus (B) the Estimated Transaction Costs Amount.

(iii) “Debt Adjustment,” which may be positive or negative, means (A) the Final Company Net Debt minus (B) the Estimated Company Net Debt.

(j) If the Adjustment Amount is a negative number, Parent shall promptly (but in no event more than three (3) business days following the determination of the Final Transaction Costs Amount and Final Company Net Debt) deliver to the Exchange Agent an amount of cash equal to the Adjustment Amount for payment to the Indemnifying Parties in accordance with their respective Pro Rata Portions in accordance with Section 2.9. If the Adjustment Amount is a positive number, Parent and the Securityholders’ Representative shall instruct the Escrow Agent to promptly (but in no event more than three (3) business days following the determination of the Final Transaction Costs Amount and Final Company Net

Debt) release from the Escrow Fund and deliver to Parent an amount in cash equal to the Adjustment Amount.

2.9 Surrender of Certificates.

(a) Exchange Agent. Parent shall select its transfer agent or another nationally recognized exchange agent to act as the exchange agent (the “Exchange Agent”) in the Merger, which agent shall be reasonably acceptable to the Company.

(b) Payments. Prior to the Effective Time, Parent shall enter into an agreement with the Exchange Agent (the “Exchange Agent Agreement”) which shall provide that, at or prior to the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article II, the Merger Consideration, less (i) the Escrow Amount, (ii) the Representative Reimbursement Amount and (iii) the Pre-Closing Aggregate Exercise Amount (which, notwithstanding anything to the contrary contained herein, Parent shall not be responsible for providing to the Exchange Agent, but instead which amounts the Company shall make available to the Exchange Agent immediately prior to the Effective Time) in exchange for Company Capital Stock, Vested Company Options and Vested Company Warrants; provided, however, that (x) notwithstanding the foregoing, Parent’s obligation to make available the Merger Consideration as adjusted above is conditioned upon the Company’s obligation to make available the Pre-Closing Aggregate Exercise Amount and (y) the Company shall provide to Parent one (1) business day prior to the Closing Date a statement setting forth the calculation of the Pre-Closing Aggregate Exercise Amount. The portion of each of the Escrow Fund and the Representative Reimbursement Amount contributed following the Effective Time in accordance with the terms hereof and the Escrow Agreement with respect to each Indemnifying Party shall be equal to the Pro Rata Portion of the Escrow Fund and the Representative Reimbursement Amount of such Indemnifying Party. The Exchange Agent shall cause such portion of the Merger Consideration (x) to be held for the benefit of holders of Company Capital Stock, Vested Company Options and Vested Company Warrants and (y) to be applied promptly to making the payments of the Per Share Closing Merger Consideration, Per Share Closing Option Consideration and Per Share Closing Warrant Consideration, as the case may be, to such holders. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c) Exchange Procedures. Within two (2) business days following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates or an instrument or instruments (the “Certificates”), which immediately prior to the Effective Time represented (i) outstanding shares of Company Capital Stock whose shares were converted into the right to receive the Per Share Merger Consideration as set forth herein, (ii) the Vested Company Options which were converted into the right to receive the Per Share Option Consideration as set forth herein and (iii) the Vested Company Warrants which were converted into the right to receive the Per Share Warrant Consideration as set forth herein: (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as are reasonably acceptable to Parent and the Company) and (B) instructions for use in effecting the surrender of the Certificates in exchange for cash constituting the Per

Share Closing Merger Consideration, the Per Share Closing Option Consideration and the Per Share Closing Warrant Consideration; provided, however, that Parent and the Exchange Agent shall be entitled to rely upon, and shall rely upon, information provided by the Company regarding Vested Company Options, and shall not require holders of Vested Company Options to surrender any Certificates related thereto or complete or return a letter of transmittal as a condition to receipt of the appropriate portion of the Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent (if required), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of record of such Certificates shall be entitled to receive in exchange therefor the amount of cash constituting the Per Share Closing Merger Consideration, Per Share Closing Option Consideration or Per Share Closing Warrant Consideration to which such holder is entitled hereunder as specified on the Spreadsheet and the Certificates so surrendered shall forthwith be cancelled. At the election of any Company Securityholder who is to receive in excess of $100,000 in connection with the transactions contemplated hereby, the Exchange Agent shall make any payment of Merger Consideration to such Company Securityholder by wire transfer. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Per Share Merger Consideration, Per Share Option Consideration or Per Share Warrant Consideration into which such securities shall have been so converted.

(d) Required Withholding. Each of Parent, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Company Securityholder or former Company Securityholder such amounts as may be required to be deducted or withheld therefrom under the Code or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Entity, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(e) No Liability. Notwithstanding anything to the contrary in this Section 2.9, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a Company Securityholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to Company Securityholders pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company Securityholders pursuant to this Article II shall promptly be paid to Parent.

(g) Termination of Exchange Fund. Any portion of the Merger Consideration that remains in the Exchange Fund undistributed to the former Company Securityholders twelve (12) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation. Any former Company Securityholder who has not theretofore complied with this

Section 2.9 shall thereafter only look to the Surviving Corporation or Parent (subject to abandoned property, escheat or other similar Legal Requirements) as general creditors thereof for any portion of the Merger Consideration deliverable in respect of each share of Company Capital Stock, Vested Company Option or Vested Company Warrant such Person held, as determined pursuant to this Article II, without any interest thereon. If any Certificate shall not have been surrendered immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity, any such portion of the Exchange Fund remaining unclaimed by former Company Securityholders immediately prior to such time shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

2.10 No Further Ownership Rights in Company Capital Stock, Options or Warrants. All cash paid upon the surrender for exchange of shares of Company Capital Stock, Vested Company Options and Vested Company Warrants in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock, Vested Company Options and Vested Company Warrants, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock, Vested Company Options and Vested Company Warrants which were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock, Company Options and Company Warrants formerly represented thereby, except as otherwise provided for herein (including the right to receive the Merger Consideration), in the Escrow Agreement or by applicable Legal Requirement. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall transfer in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such amount of cash constituting the portion of the Merger Consideration payable to such holder pursuant to this Article II with respect to such lost, stolen or destroyed Certificates; provided, however, that the Exchange Agent, Parent or the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the Person who is the owner of such lost, stolen or destroyed Certificates to provide an indemnification agreement in a form and substance reasonably acceptable to the Exchange Agent, Parent or Surviving Corporation or to post a bond in such amount as is reasonably sufficient to provide a full indemnity against any claim that may be made against it with respect to the Certificate(s) alleged to have been lost, stolen or destroyed.

2.12 Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, other than (a) as set forth in the Company’s registration statement on Form S-1, as amended (the “Form S-1”) (other than in any “risk factor” disclosures or any other forward-looking statements set forth therein, whether or not contained under the heading “Special Note Regarding Forward-Looking Statements and Industry Data”) and (b) such exceptions as identified in the disclosure letter (which shall deemed to be the case if such disclosure letter either references the appropriate section, subsection, paragraph and subparagraph numbers hereof or if the applicability or relevance of the disclosure therein to any section hereof is reasonably apparent from the content of such disclosure) supplied by the Company to Parent (the “Company Disclosure Letter”), on the date hereof and as of the earlier of the Material Condition Satisfaction Date and the Effective Time (other than the representations and warranties which are as of a specified date, which are made only as of such date and other than the representations and warranties set forth in Section 3.1(a), the second sentence of Section 3.1(c), and Section 3.3(a) which are made as of the date hereof and as of the Effective Time), as follows:

3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries (i) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in the case of clause (iii), in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, reasonably would not be expected to have a Company Material Adverse Effect.

(b) Charter Documents. The Company has delivered or made available to Parent: (i) a true and correct copy of the Certificate of Incorporation and Bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the Certificate of Incorporation and Bylaws, or like organizational documents, of each of its Subsidiaries (collectively, the “Subsidiary Charter Documents”), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents.

(c) Subsidiaries. Section 3.1(c) of the Company Disclosure Letter sets forth each Subsidiary of the Company as of the date hereof, including its jurisdiction of organization . All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, free and clear of all Liens, other than restrictions imposed by applicable securities laws, are free of preemptive rights, and are not subject to any outstanding obligations of the

Company or any Subsidiary of the Company requiring the registration under any applicable securities law for sale of such shares of capital stock. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

3.2 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 20,475,000 shares of Company Common Stock and (ii) 14,750,000 shares of Company Preferred Stock, 9,000,000 shares of which have been designated as Company Series A Preferred Stock, and 5,750,000 shares of which have been designated as Company Series B Preferred Stock. As of the date hereof: (i) 1,565,231 shares of Company Common Stock are issued and outstanding; (ii) 9,000,000 shares of Company Series A Preferred Stock are issued and outstanding; (iii) 5,749,992 shares of Company Series B Preferred Stock are issued and outstanding; (iv) 3,184,769 shares of Company Common Stock are reserved for issuance upon exercise of Company Options, 3,032,170 of which are subject to Company Options which are issued and outstanding, 1,894,726 of which are Vested Company Options and 1,137,444 of which are Unvested Company Options; (v) 948,011 shares of Company Common Stock are reserved for issuance upon exercise of Company Warrants, all of which are subject to Company Warrants which are issued and outstanding, 94,801 of which are Vested Company Warrants and 853,210 of which are Unvested Company Warrants and (vi) no shares of Company Common Stock are held by the Company in treasury. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and or any outstanding obligations of the Company requiring the registration under any securities law for sale of such shares of capital stock.

(b) Other Securities. Section 3.2(b) of the Disclosure Letter sets forth the Execution Date Spreadsheet. Except as otherwise set forth in Section 3.2(a) above and Sections 3.1(c) and 3.2(b) of the Company Disclosure Letter, as of the date hereof, there are no (i) outstanding shares of capital stock of, or other equity or voting interest in, either the Company or any of its Subsidiaries, (ii) securities, convertible or exchangeable securities, rights, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, exchangeable or convertible security, right, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking, or (iii) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any securities of the Company or any of its Subsidiaries or dividends paid thereon, or revenues, earnings or financial performance or any other attribute of the Company or any of its Subsidiaries. All outstanding shares of Company Capital Stock, all outstanding Company Options and Company Warrants, and all outstanding securities of any Subsidiary of the Company, have been issued and granted in compliance in all material respects with all applicable securities laws and all other applicable Legal Requirements. There are not any outstanding Contracts of the Company or any of its Subsidiaries that require the Company or its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans or anti-takeover plans or other stockholder agreements that contains restrictions, limitations or requirements on, or otherwise relate to, the voting, redemption, sale, issuance, transfer, registration, preemptive or anti-dilutive rights or other disposition, with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

3.3 Authority; Non-Contravention; Necessary Consents.

(a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement, perform its obligations under this Agreement and, subject only to the adoption of this Agreement by the Company’s stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the adoption of this Agreement by the Company’s stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of a majority of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (on an as-converted to Company Common Stock basis), voting together as a single class is the only vote of the holders of any class or series of the Company Capital Stock necessary to adopt this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law) and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought. On or prior to the date hereof, the Board of Directors of the Company has resolved to (i) submit this Agreement for adoption by the stockholders of the Company and (ii) recommend that the stockholders of the Company adopt this Agreement.

(b) Non-Contravention. The execution and delivery of this Agreement by the Company does not, and performance of this Agreement by the Company will not: (i) conflict with, result in a breach of or violate the Company Charter Documents or any Subsidiary Charter

Documents, (ii) subject to obtaining the adoption of this Agreement by the Company’s stockholders as contemplated in Section 3.3(a) and compliance with the requirements set forth in Section 3.3(c), conflict with, result in a breach of or violate any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any Person under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to any Contract (other than a Company Plan or Employee Agreement), except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, impairments, Liens or other occurrences that, individually or in the aggregate, reasonably would not be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and satisfaction of such other requirements of the comparable laws of other jurisdictions, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, (iv) the approval or waiver by the Texas Department of Insurance of the proposed indirect acquisition of control by Parent of the Company’s Subsidiary that is licensed as an insurance agency by the Texas Department of Insurance in connection with the Merger, or the expiration of the applicable period within which the Texas Department of Insurance has the right to deny, disapprove or object to the proposed indirect acquisition of control by Parent of the Company’s Subsidiary that is licensed as an insurance agency by the Texas Department of Insurance in connection with the Merger without Parent’s receipt from the Texas Department of Insurance of its notice of such denial, disapproval or objection (the “Texas DOI Approval”) and (v) such consents, authorizations, filings, approvals and registrations, which if not obtained or made reasonably would not be expected to have a Company Material Adverse Effect. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in clauses (i), (ii) and (iv) are referred to herein as the “Necessary Consents.”

3.4 Financial Statements; Internal Accounting Controls; Reports; Investigations

(a) Financial Statements. The Company’s consolidated financial statements included in the Form S-1, including the related notes and schedules thereto (the “Financial Statements”) have been prepared in accordance with the books and records of the Company, in all material respects, and with United States generally accepted accounting principles (“GAAP”) (except that unaudited financial statements do not have notes thereto and except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements present fairly, in all material respects, the financial condition and operating results of the Company and its consolidated Subsidiaries as of the dates, and for the periods, indicated therein, subject, in the case of unaudited interim statements, to normal year-end audit adjustments. The Company’s unaudited balance sheet as of March 31, 2012, is referred to as the “Company Balance Sheet” and March 31, 2012 is referred to as the “Balance Sheet Date.”

(b) Internal Accounting Controls. The Company and its Subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Reports; Investigations. Since July 1, 2009, to the Knowledge of the Company, neither the Company, nor any of its Subsidiaries nor any representative of the Company or its Subsidiaries, has received any written or oral complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable or improper accounting or auditing practices, procedures, methodologies or methods . Since July 1, 2009, to the Knowledge of the Company, no attorney representing the Company or their Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors (or similar body) or any committee thereof or to any director or officer of the Company or its Subsidiaries. Since July 1, 2009, there has been no internal investigation regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, board of directors (or similar body) or any committee thereof of the Company or any of its Subsidiaries.

3.5 Undisclosed Liabilities. Except as disclosed in the Financial Statements, neither the Company nor any of its Subsidiaries has any Liabilities of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, except for (i) Liabilities shown on the Company Balance Sheet, (ii) Liabilities which have arisen in the ordinary course of business consistent with past practice since the Balance Sheet Date, (iii) Liabilities contemplated by this Agreement or the transactions contemplated hereby; or (iv) Liabilities that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. For purposes of clarity, this Section 3.5 does not relate to Taxes (such items being solely the subject of Section 3.7) or Intellectual Property Rights (such items being solely the subject of Section 3.8).

3.6 Absence of Certain Changes or Events. Since June 30, 2011 and through the date hereof, (i) the business of the Company and its Subsidiaries has been carried on and conducted, in all material respects, in the ordinary course of business consistent with past practice, (ii) there has not been any change, effect, occurrence, development, state of facts or event that, individually or in the aggregate, has or is reasonably likely to have a Company Material Adverse Effect and (iii) there has not been (a) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, (b) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, except for repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (c) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock, (d) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (e) any material revaluation by the Company of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business, (f) any modifications, amendments or changes to the Company Charter Documents or Subsidiary Charter Documents, (g) any acquisition or agreement to acquire by merging or consolidating with, or by purchasing any material equity or voting interest in or a material portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material to the Company and its Subsidiaries, taken as a whole, (h) any sale, lease, license, encumbrance or other disposition of any properties or assets of the Company, other than in the ordinary course of business consistent with past practice, (i) any incurrence, issuance or assumption of any Indebtedness or guarantee or otherwise becoming liable for any Indebtedness of another Person, in any case in excess of $250,000, other than in connection with the financing of ordinary course payables or Permitted Liens, (j) any commencement or settlement of any pending action by or before a Governmental Entity requiring payment to or by the Company or any of its Subsidiaries (exclusive of attorney’s fees) in excess of $250,000 in any single instance or in excess of $500,000 in the aggregate that is not covered by insurance or imposing material restrictions on the operations of the Company or any of its Subsidiaries; or (k) any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or investments by it or a wholly owned Subsidiary of it to or in it or any wholly owned Subsidiary of it or (B) employee loans or advances for travel and entertainment expenses in the ordinary course of business consistent with past practice.

3.7 Taxes.

(a) The Company and each of its Subsidiaries have prepared and timely filed all material Tax Returns required to be filed, and all such Tax Returns have been prepared in compliance with all applicable laws in all material respects and are true, correct and complete in all material respects.

(b) The Company and each of its Subsidiaries have paid all material Taxes required to be paid.

(c) The Company has withheld and paid over to the appropriate Governmental Entities all amounts of Taxes required to have been withheld and paid over by them, and have complied in all material respects with all information reporting and backup withholding requirements in connection with amounts paid or owing to any Person.

(d) Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax, and the relevant statute of limitations is closed with respect to the Federal income Tax Returns of the Company and its Subsidiaries for all years through June 30, 2008, disregarding years that remain open solely as a result of the carryforward of net operating losses or similar tax assets or attributes from such years.

(e) No audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. Each deficiency or claim asserted in writing by the IRS or any Governmental Entity against the Company or any of its Subsidiaries resulting from any audit or examination relating to a material amount of Taxes has been timely paid. No material issues relating to Taxes raised by the IRS or any relevant Governmental Entity in any completed audit or examination can reasonably be expected to recur in a later taxable period.

(f) Neither the IRS nor any other Governmental Entity has asserted against the Company or any of its Subsidiaries in writing, or, to the Company’s Knowledge, is currently threatening to assert against the Company or any of its Subsidiaries, any outstanding deficiency or claim for a material amount of additional Taxes. No claim has been made in writing by any Governmental Entity that the Company or any of its Subsidiaries is subject to Tax in a jurisdiction in which it does not file Tax Returns. Since July 1, 2009, and to the Knowledge of the Company for periods prior to such date, neither the Company nor any of its Subsidiaries has received from any Governmental Entity (including jurisdictions where the Company and any of its Subsidiaries have not filed Tax Returns) any written request for information related to Tax matters.

(g) Neither the Company nor any of its Subsidiaries has any material liabilities for unpaid Taxes which have not been accrued or reserved on the Company Balance Sheet in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the Balance Sheet Date other than in the ordinary course of business, except the employer portion of payroll and employment Taxes, withholding Taxes and Transfer Taxes (if any) in connection with the transactions contemplated by this Agreement.

(h) There are no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Permitted Liens.

(i) The Company is not, nor has been at any relevant time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(j) Neither the Company nor any of its Subsidiaries (a) has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. Federal Income Tax Return (other than a group the common parent of which was Company), (b) owes any amount under any Tax sharing, indemnification or allocation agreement, (c) has any liability for the Taxes of any Person (other than Company or any of its

Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(k) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(l) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” under Treas. Reg. Section 1.6011-4(b)(1).

(m) None of the Company or any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any adjustments under Section 481 of the Code (or under any similar provision of any state, local or foreign Tax law) made on or prior to the Closing Date, (ii) any closing agreement as described in Section 7121 of the Code (or under any similar provision of any state, local or foreign Tax law) entered into on or prior to the Closing Date, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received on or prior to the Closing Date, or (v) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

3.8 Intellectual Property.

(a) Company Registered Intellectual Property. Section 3.8(a) of the Company Disclosure Letter lists, as of the date of this Agreement, (i) all Company Registered Intellectual Property and, if applicable, the jurisdiction in which each item of Company Registered Intellectual Property has been issued, filed, or recorded and the date of filing or issuance, the applicable filing or registration number, the title and the names of all current applicant(s) and registered owner(s), as applicable for each item of Company Registered Intellectual Property; (ii) all actions that must be taken by the Company within 60 days of the Closing Date to continue prosecution or maintenance of the Company Registered Intellectual Property; and (iii) any claims, suits, actions, or proceedings pending with respect to any Company Registered Intellectual Property. All fees and documents necessary to, as applicable, prosecute and maintain each item of Company Registered Intellectual Property have been paid or filed with the relevant Governmental Entities.

(b) Validity. To the Knowledge of the Company, all Company Registered Intellectual Property, other than applications, is valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company. To the Knowledge of the Company, there are no facts or information, including information or facts that would constitute prior art, that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would affect any pending application for any Company Registered Intellectual Property.

(c) Company Trade Secrets. Section 3.8(c) of the Company Disclosure Letter describes, as of the date of this Agreement, all of the material proprietary technology owned by the Company and any of its Subsidiaries.

(d) Ownership. The Company or a Subsidiary of the Company is the sole and exclusive owner of the Company Intellectual Property free and clear of Liens (except Permitted Liens). Neither the Company nor any of its Subsidiaries has received a written notice from any third party pursuant to which such third party claims to own any Company Intellectual Property. The Company or its Subsidiaries may transfer each material item of Company Registered Intellectual Property without restriction or payment to a third party. Neither the Company nor any of its Subsidiaries are obligated to transfer the ownership of any material item of Company Intellectual Property to a third party. To the Knowledge of the Company, the Company Intellectual Property and any Intellectual Property licensed to the Company or its Subsidiaries pursuant to the Scheduled Inbound Licenses constitute all Intellectual Property necessary to conduct the Company’s and its Subsidiaries’ business in all material respects in the manner currently conducted and currently contemplated by the Company and the Subsidiaries to be conducted in the future. The representation set forth in this Section 3.8(d) does not constitute, and shall not be construed as, a representation regarding non-infringement of third party Intellectual Property Rights.

(e) Confidential Information. The Company and its Subsidiaries take reasonable steps to maintain the secrecy and protect the proprietary nature of the trade secrets and confidential information of the Company and its Subsidiaries, including, in the ordinary course, entering into confidentiality agreements requiring third parties to take reasonable measures to keep such trade secrets confidential. Except as set forth in Section 3.8(e) of the Company Disclosure Letter, as of the date hereof, neither the Company nor its Subsidiaries have received written notice alleging improper use or disclosure of, or a breach in the security of, the confidential information of any third party provided to Company or its Subsidiaries under a written obligation of confidentiality. To the knowledge of the Company, there has been no: (i) unauthorized disclosure of any material third party proprietary or confidential information provided to Company or its Subsidiaries under a written obligation of confidentiality and in the possession, custody or control of the Company or any Subsidiary of the Company or (ii) breach of the Company’s or any Subsidiary’s security procedures wherein such material confidential information of third parties has been disclosed in an unauthorized manner to a third party. The Company and its Subsidiaries take, and have consistently taken during the three (3) years preceding the Closing, commercially reasonable measures to actively police the quality of all goods and services sold, distributed or marketed under each of its Trademarks and has taken commercially reasonable measures to ensure that no Trademarks that it has licensed to others shall be deemed to be abandoned.

(f) Infringement by Company. To the Knowledge of the Company, neither the operation of the business of the Company nor its Subsidiaries as it is currently conducted infringes, misappropriates, or otherwise violates the Intellectual Property Rights of a third Person except where such infringement, misappropriation, or violation would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, the Company has not received written notice of a claim that such operation infringes, misappropriates, or otherwise violates the Intellectual Property Rights of a third Person (nor does the Company have Knowledge of any basis therefor).

(g) Infringement of Company Intellectual Property. To the Knowledge of the Company, no third party is infringing, misappropriating, or otherwise violating the Company

Intellectual Property in a manner that, individually or in the aggregate, is material to the Company and its Subsidiaries. The Company has made available to Parent all written notices issued by the Company concerning the infringement, violation or misappropriation of any Company Intellectual Property.

(h) Proprietary Information Agreements. The Company and its Subsidiaries have and generally enforce a policy requiring each Employee and individual independent contractors of the Company or any Subsidiary of the Company, who is involved in the development of material Company Intellectual Property to execute one or more written agreements expressly assigning to the Company or a Subsidiary all right, title and interest in any inventions and works of authorship, whether or not patentable, that are invented, created, developed, conceived and/or reduced to practice during the term of such Employee’s employment or such independent contractor’s work for the Company or the relevant Subsidiary, and all Intellectual Property Rights therein, and waiving their moral rights therein to the extent legally permissible.

(i) Company IP Contracts.

(i) Section 3.8(i)(1) of the Company Disclosure Letter lists, as of the date hereof, all Contracts currently in effect to which the Company or any of its Subsidiaries is a party under which the Company or any of its Subsidiaries has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any Company Intellectual Property (other than Contracts entered into in the ordinary course of business, Contracts formed pursuant to one of the Company’s standard Contracts (or in a form substantially similar to, or with provisions with substantially similar legal effect as the provisions of, one of such forms), Contracts involving less than $250,000 of payments to the Company or any of its Subsidiaries per year, confidentiality or nondisclosure Contracts entered into in the ordinary course of business, and Contracts to use the Company’s or any of its Subsidiary’s Trademarks in connection with such Third Party’s performance under a marketing, consulting, or advertising agreement) (“Scheduled Outbound Licenses”).

(ii) Section 3.8(i)(2) of the Company Disclosure Letter lists, as of the date hereof, all material Contracts currently in effect to which the Company or any of its Subsidiaries is a party under which any third Person has granted to the Company or any of its Subsidiaries any license to Intellectual Property (other than nonexclusive Contracts for commercially-available Intellectual Property, any Contracts to use a Third Party’s Trademarks in connection with the Company’s or any of its Subsidiary’s performance under a marketing, consulting, or advertising agreement, Contracts with employees or individual independent contractors for the assignment of, or license to, Intellectual Property entered in to in the ordinary course of business, confidentiality or nondisclosure Contracts entered into in the ordinary course of business, Contracts for the purchase or use of equipment or materials, Contracts that are ancillary to the purchase or use of equipment or materials (e.g., support and maintenance contracts), and Contracts involving payments by Company or any Company Subsidiary of less than $250,000 per year) (“Scheduled Inbound Licenses”).

(iii) To the Knowledge of the Company, (1) all of the Company IP Contracts are in force and effect (subject to applicable bankruptcy, insolvency, reorganization,

moratorium or other laws relating to or affecting the rights and remedies of creditors generally), (2) to the Knowledge of the Company, no party thereto is in material breach thereof and (3) there is no dispute under any Company IP Contract regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.

(iv) The consummation of the Merger will not conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any Person under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to any Company IP Contract.

(v) To the Knowledge of the Company, following the Effective Time, the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under all Company IP Contracts to the same extent the Company or its Subsidiaries would have been able to had the Merger not occurred and without being required to pay any material additional amounts or consideration other than fees, royalties or payments which the Company or its Subsidiaries would otherwise be required to pay had the Merger not occurred.

(j) Open Source Software. The Company has not used Open Source Software in any manner that would or could, with respect to any Company Intellectual Property, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, or (iii) impose any restriction on the consideration to be charged for the distribution thereof.

3.9 Compliance; Permits.

(a) Compliance. Since July 1, 2010 and, to the Knowledge of the Company, for the period between July 1, 2009 and June 30, 2010, the Company and its Subsidiaries have not been, and are currently not, in conflict with, or in default or in violation of, any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, except for those conflicts, defaults or violations that, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole. Since July 1, 2010 and, to the Knowledge of the Company, for the period between July 1, 2009 and June 30, 2010, neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Entity that the Company or any of its Subsidiaries is not in compliance with any applicable Legal Requirements. There is no judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) Permits. The Company and its Subsidiaries hold, to the extent legally required, and are in compliance with, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders, waivers, authorizations, grants, franchises, concessions, registrations, declarations and approvals (“Permits”) from Governmental Entities

(collectively, “Company Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, except as reasonably would not be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole. (i) The Company and its Subsidiaries are in material compliance with the terms of all Company Permits, (ii) no action seeking suspension, cancellation or modification of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, and (iii) neither the Company nor any of its Subsidiaries has received any written notice, claim or assertion from a Governmental Entity alleging that the Company or any of its Subsidiaries is not in compliance with any Company Permit, except for such failures, non-compliance, actions, notices, claims or assertions as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(c) Privacy. As of the date hereof, (i) the Company is in compliance, in all material respects, with its posted privacy policies, and (ii) collects, accesses, stores, processes, transfers and disposes of personally identifiable information in a reasonably secure manner using reasonable technical measures.

3.10 Litigation. Except as would not reasonably be expected, either individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, there are no judicial, arbitral, enforcement, administrative or other claims, suits, actions, demands, inquiries, investigations or proceedings pending or, to the Knowledge of the Company, threatened in writing, by any Person or Governmental Entity, against the Company or any of its Subsidiaries or, to the Knowledge of the Company, against any of the current or former directors or executive officers of the Company or any of its Subsidiaries in their respective capacities as such, in each case, before any Governmental Entity or arbitrator. Since July 1, 2009, (i) there have been no subpoenas, written demands or inquiries received by the Company or any of its Subsidiaries from any Governmental Entity and as to which there is a reasonable possibility of a material adverse action, and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand or inquiry.

3.11 Brokers’ and Finders’ Fees; Fees and Expenses. Except for fees payable to Morgan Stanley & Co. LLC pursuant to a letter agreement dated March 5, 2012, the Company has not incurred, nor will it incur, directly or indirectly, any liability for any broker’s, finder’s, success, commission or similar fee to any broker, finder, agent, attorney, financial advisor, investment banker or similar Person in connection with this Agreement or the transactions contemplated hereby. The Company has made available to Parent a true and correct copy of its engagement letter with Morgan Stanley & Co. LLC.

3.12 Employee Benefit Plans.

(a) Schedule. Section 3.12(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of each material Company Employee Plan and each material Employee Agreement. Neither the Company nor any ERISA Affiliate has any commitment to establish any new material Company Employee Plan or material Employee Agreement, to materially modify any Company Employee Plan or Employee Agreement (except to the extent required by applicable Legal Requirements or to conform any such Company Employee Plan or Employee

Agreement to any Legal Requirements or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement.

(b) Documents. The Company has made available to Parent, as of the date hereof, correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters; and (vii) the three (3) most recent plan years discrimination tests for each Company Employee Plan for which such test is required.

(c) Benefit Plan Compliance. In all material respects, each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Legal Requirements, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, to the Company’s Knowledge, there has been no event, condition or circumstance that has adversely affected or is reasonably likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan that would reasonably be expected to result in any material liability. As of the date hereof, there are no material current actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan that would reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole. As of the date hereof, there are no material audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code that would reasonably be expected to result in material liability to the Company.

(d) No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code; (ii) Multiemployer Plan; (iii) “multiple employer plan” as defined in ERISA or the Code; or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

(e) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide post-termination or retiree health insurance or life insurance benefits to any person for any reason, except as may be required by COBRA or other applicable Legal Requirements.

(f) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan or Employee Agreement that will or may result in any material payment (whether of severance pay or otherwise), forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. No payment or benefit which will or may be made by the Company or any Company Subsidiary to any Employee could reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. Neither the Company nor any Company Subsidiary has any obligation to gross-up or otherwise reimburse any Employee for any excise tax incurred by such person pursuant to which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.

(g) Section 409A. Except as would not reasonably be expected to result in material liability to the Company or any Company Subsidiary: (i) each “nonqualified deferred compensation plan” sponsored or maintained by the Company or any Company Subsidiary that is subject to Section 409A was operated between January 1, 2005 and December 31, 2008 in good faith compliance with Section 409A and (ii) since January 1, 2009, each such nonqualified deferred compensation plan has been in documentary and operational compliance with Section 409A. There is no Employee Agreement or Company Employee Plan to which the Company or any Company Subsidiary is a party, which individually or collectively could require the Company or any Company Subsidiary to pay a Tax gross-up payment to any Employee for Tax-related payments under Section 409A.

(h) Employment Matters. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or in violation of, any applicable foreign, federal, state and local laws, and collective bargaining agreements and arrangements respecting employment, employment practices, terms and conditions of employment, Tax withholding, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, and wages and hours, except for those conflicts, defaults or violations that, in each case or the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole.

(i) Labor. Neither the Company nor any of its Subsidiaries are a party to any collective bargaining agreement or union contract with respect to employees of the Company or its Subsidiaries and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened or reasonably anticipated which may materially interfere with the respective business activities of the Company or any of its Subsidiaries. To the Knowledge of the Company, none of the Company, any of its Subsidiaries or any of their respective representatives or employees of the Company or its Subsidiaries has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any of its Subsidiaries which would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole. As of the date hereof, there are no actions, suits, claims, or proceedings pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, relating to any labor, safety or discrimination matters involving any employee of the Company or its Subsidiaries, including, without limitation, charges of unfair labor practices or discrimination complaints which reasonably would be expected, either individually or in the aggregate with all such actions, suits, claims or proceedings to result in a material liability to the Company and its Subsidiaries, taken as a whole.

3.13 Real Property. Neither the Company nor any of its Subsidiaries owns any real property. Section 3.13 of the Company Disclosure Letter sets forth a list of the real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries (the “Leased Real Property”). There is not, under any leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of the Leased Real Property, including all amendments, terminations and modifications thereof (the “Leases”), any default by the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, by any other party thereto, and the tenant thereunder has not received any written notice of a breach, default, cancellation or termination of any such Lease, except in each case as reasonably would not be expected to have a Company Material Adverse Effect. The Company has made available, to the extent available to the Company, a true, complete and correct executed copy of each Lease, each amendment thereto and any ancillary documentation pertaining thereto to Parent. Each Lease is in full force and effect and represents the entire agreement between the landlord and tenant with respect to such property, and upon the consummation of the transactions contemplated hereunder shall not constitute a breach of any Lease or otherwise provide the landlord a right to terminate such Lease. There are no subleases with respect to the space demised under each Lease, and no tenant under any of such Leases has assigned any of its interest in such Lease to a third party. To the Company’s Knowledge, no Leased Real Property is currently scheduled to be condemned, requisitioned or otherwise taken by any public authority.

3.14 Assets. With respect to the material machinery, equipment, furniture, fixtures and other tangible property and assets (“Assets”) purported to be owned, leased or used by the Company or any of its Subsidiaries, the Company or its Subsidiaries have good and marketable title to, or a valid leasehold in, or right to use, all of such assets free and clear of all Liens, except Permitted Liens, and such assets are in operating condition (normal wear and tear excepted). For purposes of clarity, this Section 3.14 does not relate to real property (such items being the subject of Section 3.13) or Intellectual Property Rights (such items being solely the subject of Section 3.8). Neither the Company nor any of its Subsidiaries operate or have any operations, conduct any business or hold any Assets, directly or indirectly, in any country outside of the United States.

3.15 Environmental Matters. Except as, individually or in the aggregate, reasonably would not be expected to have a Company Material Adverse Effect, (i) the Company is in compliance with all applicable Legal Requirements promulgated by any Governmental Entity which prohibit, regulate, or control any Hazardous Material (“Environmental Laws”); (ii) the Company has not received any written notice of any claim or order alleging the Company’s violation of, or liability under any Environmental Law which has not heretofore been cured, nor has any claim or order, to the Knowledge of the Company, been threatened; (iii) neither the Company nor any of its Subsidiaries has received written notice from a Governmental Entity since July 1, 2009 stating that it is subject to any unresolved enforcement action under any applicable Environmental Laws and (iv) there is no action or proceeding pending or to the Company’s Knowledge, threatened, against the Company alleging the Company’s failure to comply with Environmental Laws. The Parties agree that the only representations and warranties of the Company in this Agreement which relate to Environmental Laws or a Hazardous Material are those contained in this Section 3.15.

3.16 Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or is bound by as of the date hereof that:

(i) contains any covenant limiting in any material respect the right of the Company or any of its Subsidiaries to engage in any line of business or in any geographic area during any time period;

(ii) is related to an acquisition, divestiture, merger or similar transaction containing representations, covenants, indemnities or other obligations, including any “earnout” or other deferred or contingent consideration, entered into after July 1, 2009 that individually resulted in, or could reasonably be expected to result in, payments under such Contract in each case in excess of $150,000;

(iii) obligates the Company or any of its Subsidiaries to conduct business on an exclusive basis with any third Person or containing “most favored nation” or similar pricing provisions;

(iv) are mortgages, indentures, guarantees, loans or credit agreements, security agreements, guarantees or other agreements or instruments relating to the borrowing of money or extending credit, other than ordinary course trade payables and trade receivables;

(v) is with any Top Client or Top Carrier;

(vi) is with any Governmental Entity;

(vii) is a settlement Contract pursuant to which the Company or any of its Subsidiaries has any outstanding obligations;

(viii) requires capital expenditures by the Company or any of its Subsidiaries in excess of $150,000 in the aggregate;

(ix) is a Contract or any series of related Contracts involving an annual payment to or from the Company, individually or in the aggregate, in excess of $150,000 on its face;

(x) is a joint venture Contract, partnership agreement or similar agreement involving the sharing of profits, losses, costs or liabilities (not including indemnification rights or obligations), other than (A) any channel partner agreement and (B) any Contract with any insurance carrier supplier;

(xi) is a channel partner agreement involving annual payments to or from the Company, individually or in the aggregate, in excess of $150,000 for the twelve (12) month period ending on April 30, 2012;

(xii) is an employment agreement involving aggregate annual salary and guaranteed bonus payments by the Company or a Subsidiary of the Company in excess of $250,000;

(xiii) is a collective bargaining agreement;

(xiv) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibiting the pledging of the capital stock or assets of the Company or any of its Subsidiaries or prohibiting the issuance of guarantees or pledges by the Company or any of its Subsidiaries;

(xv) contains obligations of the Company or any of its Subsidiaries secured by a Lien on any asset of the Company or any of its Subsidiaries or that relates to any hedging, derivatives, forward or similar Contract; and

(xvi) is a binding commitment to enter into any one of the foregoing.

(b) Schedule. Section 3.16(a)(i) through (xv) of the Company Disclosure Letter sets forth a list of all Company Material Contracts, other than Company Plans or Employee Agreements (other than those Employee Agreements described in Section 3.16(a)(xii)).

(c) No Breach. All Company Material Contracts are enforceable against the Company and, to the Knowledge of the Company and assuming the due authorization, execution and delivery thereof by such other parties, against the other parties thereto except in each case (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought. Neither the Company nor any of its Subsidiaries, or to the Knowledge of the Company, any other party thereto is in breach of or default under any Company Material Contract and no event has occurred that, with or without notice, lapse of time or both would constitute a default under the provisions of any Company Material Contract, except, in each case, for those breaches and defaults which, individually or in the aggregate, reasonably would not be expected to be material to the Company and its Subsidiaries, taken as a whole; provided that this representation and warranty shall not address breaches or defaults of provisions in such Company Material Contracts relating to compliance with Legal Requirements which is the subject of Sections 3.9(a) and 3.19. A true, correct and complete copy of each Company Material Contract has been made available by the Company to Parent.

3.17 Insurance. The Company and its Subsidiaries maintain insurance of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and in a similar stage of development. Section 3.17 of the Disclosure Letter lists each insurance policy to which the Company or any Subsidiary of the Company is a party and includes the name of the insured, the type of coverage provided, the policy limit, the policy term, and the annual premium amount of such policies. All premiums due and payable under all such policies have been paid. Neither the Company nor any of its Subsidiaries has received any written notice of, or to the Knowledge of the Company, any threatened or oral notice of, any termination, non-renewal, materially adverse modification, material coverage limitation or material premium increase with respect to any such policy, except in accordance with the terms thereof. The consummation of the transactions contemplated by this Agreement will not cause a cancellation or reduction in the coverage of such policies.

3.18 Clients and Carriers.

(a) Clients. Section 3.18(a) of the Company Disclosure Letter sets forth the top ten (10) clients of the Company and its Subsidiaries by health insurance applications dispatched for the twelve (12) month period ending on the Balance Sheet Date (each such employer client, a “Top Client” ). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice that any clients of the Company and its Subsidiaries intends to terminate its relationship with the Company or any Subsidiary of the Company on account of the transactions contemplated by this Agreement or otherwise.

(b) Insurance Carrier Suppliers. Section 3.18(b) of the Company Disclosure Letter sets forth the top ten (10) insurance carrier suppliers of the Company and its Subsidiaries by number of insurance policies issued for core products for the twelve (12) month period ending on the Balance Sheet Date (each such supplier, a “Top Carrier” ). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice that any insurance carrier supplier of the Company and its Subsidiaries intends to terminate its relationship with the Company or any Subsidiary of the Company on account of the transactions contemplated by this Agreement or otherwise.

3.19 Regulatory Compliance.

(a) Since July 1, 2010 and, to the Knowledge of the Company, for the period between July 1, 2009 and June 30, 2010, the Company and its Subsidiaries have not violated and are currently not in violation of any Health Care Laws which regulate their operations, activities or services or any assets owned or used by any of them, except for such violations that would not be material to the Company and its Subsidiaries, taken as a whole.

(b) Since July 1, 2010 and, to the Knowledge of the Company, for the period between July 1, 2009 and June 30, 2010, neither the Company nor any of its Subsidiaries has (i) received or been subject to any written notice, citation, suspension, revocation, warning, administrative proceeding, review or, to the Knowledge of the Company, investigation, in any case from or by a Governmental Entity which alleges or asserts that the Company or any of its Subsidiaries has violated any Health Care Laws or which requires or seeks any adjustment, modification or alteration in the Company’s or any of its Subsidiary’s operations, activities, services or financial condition that has not been resolved, except as would not be material to the Company and its Subsidiaries, taken as a whole, (ii) been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or other similar agreements or orders with or by a Governmental Entity mandating or prohibiting future or past activities and (iii) settled, or agreed to settle, any actions brought by any Governmental Entity for a violation of any Health Care Laws. There are no restrictions imposed by any Governmental Entity upon the business, activities or services of the Company or any of its Subsidiaries which would restrict or prevent the Company or such Subsidiary from operating as it currently operates, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(c) Since July 1, 2010 and, to the Knowledge of the Company, for the period between July 1, 2009 and June 30, 2010, the Company and each of its Subsidiaries has timely filed all reports, statements, documents, registrations, filings and submissions required to be filed by it under applicable Legal Requirements (including Health Care Laws), except where the failure to have done so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Since July 1, 2010 and, to the Knowledge of the Company, for the period between July 1, 2009 and June 30, 2010, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors or individuals with direct or indirect ownership interests of five percent (5%) or more in the Company or its Subsidiaries, has been or is currently suspended, excluded or debarred from contracting with the federal or any state government or from participating in any federal health care program, or is subject to an investigation or proceeding by any Governmental Entity that would reasonably be expected to result in such suspension, exclusion, or debarment.

(e) To the extent required by a Health Care Law applicable to the Company and its Subsidiaries, the Company and its Subsidiaries have compliance programs including policies and procedures reasonably designed to cause the Company and its Subsidiaries and their respective agents and employees to be in compliance with all applicable Health Care Laws, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(f) Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any of their respective directors, officers, agents, or employees, in their individual capacities, has since July 1, 2010 and, to the Knowledge of the Company, for the period between July 1, 2009 and June 30, 2010, directly or indirectly made or offered to make, or solicited or received, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or inducement to any Person or entered into any financial arrangement, regardless of form: (i) in violation of the federal Anti-Kickback Statute, 42 U.S.C. §1320a-7b, the federal Physician Self-Referral (Stark) Law, 42 U.S.C. §1395nn, the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), or any analogous state laws; or (ii) to obtain or maintain favorable treatment in securing business in violation of any applicable Health Care Law. Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with all Health Care Laws related to enrollment, sales and marketing delegation/subcontracting, and treatment of dual-eligible, low-income subsidy and special needs population beneficiaries under the Medicare Advantage (Part C), Medicare Prescription Drug (Part D) and Medicaid Programs. Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, the sales and marketing employees and agents of the Company and each of its Subsidiaries have since July 1, 2010 and, to the Knowledge of the Company, for the period between July 1, 2009 and June 30, 2010, and are currently (i) in compliance with all applicable licensing and Health Care Laws and (ii) paid commissions by the Company and/or each of its Subsidiaries that comply with all applicable Health Care Laws.

(g) Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have (i) established and implemented programs, policies, procedures, contracts and systems reasonably designed to cause their respective employees and agents to comply with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5), any implementing regulations, and any state privacy or medical information laws applicable to the business of the Company or its Subsidiaries, (collectively, the “Privacy Laws”); (ii) since July 1, 2010 and, to the Knowledge of the Company, for the period between July 1, 2009 and June 30, 2010, been and are now in compliance with the Privacy Laws and with all contractual requirements, including but not limited to any “business associate agreements,” that regulate or limit the maintenance, use, disclosure or transmission of medical records, patient information or other personal information made available to or collected by Company or its Subsidiaries in connection with the operation of their business; (iii) employed reasonable and appropriate administrative, physical, and technical safeguards to ensure the confidentiality, availability, and integrity of health information to which they have access; (iv) to the extent required by applicable Health Care Laws, entered into trading partner agreements and utilized the HIPAA standard formats for the electronic exchange of health information in compliance with, and as required by the Privacy Laws; and (v) a breach notification policy that complies with applicable Health Care Laws and neither the Company nor any Subsidiary has experienced a security breach of protected health information held by Company or any Subsidiary requiring action by the Company or any of its Subsidiaries under applicable Health Care Laws.

3.20 Interested Party Transactions. (i) Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any Affiliate, stockholder that beneficially owns 5% or more of the Company Capital Stock, or director or executive officer of the Company or, to the Knowledge of the Company, any Affiliate of any such owner, executive officer or director, and (ii) no event has occurred since July 1, 2010 that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.21 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III (as modified by the Company Disclosure Letter) and notwithstanding anything to the contrary contained herein, neither the Company nor any other Person makes any other express or implied representation or warranty (including any implied warranty of merchantability or fitness for a particular purpose) with respect to the Company or its Subsidiaries or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents, other representatives or any other Person. Except for the representations and warranties contained in this Article III (as modified by the Company Disclosure Letter), the Company hereby disclaims, for itself and each of its Affiliates and representatives, all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Parent or its Affiliates or representatives (including any information contained in any management presentations or any other form in contemplation of the transactions contemplated hereby or any opinion, information, projection, or advice that may have been or may be provided to Parent by any director, officer, employee, agent, consultant, other representative of the Company or any of its Affiliates, or any other Person). The Company makes no representations or warranties to Parent or Merger Sub regarding, and disclaims all liability and responsibility for, any estimate, projection, plan, budget or forecast regarding future results, revenues, cash flows, financial condition (or any component thereof) or activities or the probable success or profitability of the Company or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company, on the date hereof and as of the Closing Date (other than the representations and warranties which are as of a specified date, which speak only as of such date) as follows:

4.1 Organization; Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2 Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which shares are issued and outstanding. Parent or one of its direct or indirect wholly owned Subsidiaries is the sole stockholder of Merger Sub and is the legal and beneficial owner of all of the issued and outstanding shares. Merger Sub was formed by counsel to Parent at the direction of Parent solely for the purposes of effecting the Merger and the other transactions contemplated hereby. Except as contemplated by this Agreement, Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

4.3 Authority; Non-Contravention; Necessary Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the adoption of this Agreement by Parent as Merger Sub’s sole stockholder and the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes a valid and binding obligation of Parent, enforceable against Parent and Merger Sub in accordance with their terms except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

(b) Non–Contravention. The execution and delivery of this Agreement by Parent and Merger Sub does not, and performance of this Agreement by Parent will not: (i) conflict with, result in a breach of or violate the certificate of incorporation or bylaws of Parent, the certificate of incorporation or bylaws of Merger Sub; (ii) subject to compliance with the requirements set forth in Section 4.3(c), conflict with, result in a breach of or violate any material Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties is bound or affected; or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, impairments, Liens or other occurrences that, individually or in the aggregate, would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent Parent or Merger Sub from performing any of their material obligations under this Agreement.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for the Necessary Consents.

4.4 Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent (after reasonable inquiry), threatened against Parent or any of its Subsidiaries, before any Government Entity or arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which reasonably would be expected, either individually or in the aggregate with all such claims, actions or proceedings, to prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent Parent or Merger Sub from performing any of their material obligations under this Agreement. There is no judgment, injunction, order or decree binding upon the Parent or Merger Sub that, individually or in the aggregate, reasonably would be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent Parent or Merger Sub from performing any of their material obligations under this Agreement.

4.5 Brokers’ and Finders’ Fees; Fees and Expenses. Except for fees payable to Bank of America Merrill Lynch pursuant to a letter agreement dated May 8, 2012, Parent has not incurred, nor will it incur, directly or indirectly, any liability for any broker’s, finder’s, success, commission or similar fee to any broker, finder, agent, attorney, financial advisor, investment banker or similar Person in connection with this Agreement or the transactions contemplated hereby.

4.6 Due Diligence Investigation. Parent has had an opportunity to discuss the business, management, operations and finances of the Company and its Subsidiaries with their respective officers, directors, employees, agents and other representatives, and has had an opportunity to inspect the facilities of the Company and its Subsidiaries. Parent has conducted its own independent investigation of the Company and its Subsidiaries. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Parent has relied solely upon the representations and warranties of the Company set forth in Article III (and acknowledges that such representations and warranties are the only representations and warranties made by the Company) and has not relied upon any other information provided by, for or on behalf of the Company or its Affiliates or representatives, to Parent in connection with the transactions contemplated by this Agreement. Parent has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any projection or forecast regarding future results or activities or the probable success or profitability of the Company or its Subsidiaries. Except as set forth in Article III, Parent is not relying on, and acknowledges that no current or former stockholder, director, officer, employee, Affiliate, advisor or other representative of the Company or any of its Subsidiaries or any other Person, has made or is making, any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

4.7 Availability of Funds. Parent currently has access to sufficient immediately available funds in cash or cash equivalents, and will at the Closing have sufficient immediately available funds, in cash, to pay the Merger Consideration and any other amounts to be paid by Parent or Merger Sub hereunder.

ARTICLE V

CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business by the Company.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Material Condition Satisfaction Date (or in the case of clause (ii) below, the Effective Time), the Company and each of its Subsidiaries shall, except as otherwise permitted by this Agreement, required by any applicable Legal Requirement or to the extent that Parent shall otherwise consent in writing, (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, (ii) pay its debts and Taxes when due, and (iii) use commercially reasonable efforts to preserve intact its present business organization and material business relationships, keep available the services of its current executive officers and preserve its material rights, franchises, goodwill.

(b) Required Consent. In addition, without limiting the generality of Section 5.1(a), except as permitted or contemplated by the terms of this Agreement, required by any applicable Legal Requirement or as provided in Section 5.1(b) of the Company Disclosure Letter, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Material Condition Satisfaction Date (except in the case of the following clauses (i) – (ix), (xi) – (xiv), (xvi), (xviii) – (xxviii) (to the extent clause (xxviii) relates to the foregoing) which shall be applicable until the Effective Time), the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i) cause, permit or propose any amendments to the Company Charter Documents or any of the Subsidiary Charter Documents;

(ii) adopt a plan of complete or partial liquidation or dissolution;

(iii) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(iv) purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries or any securities convertible into or exercisable or exchangeable for shares of its capital stock or the capital stock of any Subsidiary of the Company;

(v) issue, deliver, sell, authorize, transfer, pledge or otherwise encumber any shares of Company Capital Stock, or any securities convertible into or exercisable or exchangeable for shares of Company Capital Stock, or subscriptions, rights, warrants or options to acquire any shares of Company Capital Stock or any securities convertible into shares of Company Capital Stock, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than issuances of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof;

(vi) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets of any business or any Person or division thereof;

(vii) sell, lease, license, encumber or otherwise dispose of any material properties or assets of the Company, other than in the ordinary course of business consistent with past practice;

(viii) enter into any lease for real property; provided, however, that any consent with respect to this clause shall not be unreasonably withheld, conditioned or delayed;

(ix) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or investments by it or a wholly owned Subsidiary of it to or in it or any wholly owned Subsidiary of it or (B) employee loans or advances for travel and entertainment expenses in the ordinary course of business consistent with past practice;

(x) except as required by GAAP, make any material change in its methods or principles of accounting;

(xi) (A) make or change any Tax election, (B) change any Tax accounting method, period, principles, policies, practices or related methodologies in any material respect, (C) file any amended Tax Return, (D) enter into any closing agreement relating to Taxes, (E) settle or consent to any claim or assessment, or surrender any claim for a refund, relating to Taxes or (F) consent to any extension or waiver of the statute of limitations for any such claim or assessment, in each case, that could reasonably be expected to adversely affect the Tax liability of the Company or any of its Subsidiaries, including the reduction of any Tax attribute or refund;

(xii) other than pursuant to agreements outstanding on the date hereof, or as may be required by applicable Legal Requirements (including, without limitation, amending arrangements as necessary or desirable to comply with Section 409A of the Code), (A) adopt or amend any employee benefit plan, policy or arrangement, or stock option plan, (B) enter into any employment contract or collective bargaining agreement, or (C) pay any bonus or remuneration (cash, equity or otherwise) to any director, officer, employee or consultant of the Company; provided, that the Company may pay bonuses under its corporate incentive compensation plan, executive incentive compensation plan, sales incentive plans and other cash incentive arrangements (together, the “Incentive Plans”) in respect of the Company’s fiscal year 2012 performance in accordance with such Incentive Plans, as determined in good faith in a manner and at the time consistent with the Company’s past practice and the terms of the applicable Incentive Plan, provided such bonuses are accrued or paid in the ordinary course of business, which Incentive Plans are set forth on Section 5.1(b)(xii) of the Company Disclosure Letter;

(xiii) enter into or renew any Contracts containing any material non-competition, standstill, exclusivity or other similar material restrictions on the Company or any of its Subsidiaries, other than automatic renewals of such provisions contemplated under existing Contracts;

(xiv) other than pursuant to agreements, policies, or arrangements outstanding or existing on the date hereof, or as may be required by applicable Legal Requirements (including, without limitation, amending arrangements as necessary or desirable to comply with Section 409A of the Code), grant any severance or termination pay or benefits (cash, equity or otherwise) to any officer, director, employee or consultant of the Company or any of its Subsidiaries or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;

(xv) enter into, amend, modify, waive any material right under or terminate any Company Material Contract (not including Company Employee Plans or Employee Agreements), except (A) in the ordinary course of business and (B) to enter into a Contract for any action that would not otherwise be prohibited under any other clause of this Section 5.1(b);

(xvi) incur, issue or assume any Indebtedness or guarantee or otherwise become liable for any Indebtedness of another Person, other than (A) in connection with the financing of ordinary course trade payables or (B) a Permitted Lien, in each case in excess of $250,000;

(xvii) (A) fail to diligently prosecute applications for the Company’s material Patents and Trademarks, (B) fail to exercise a right of renewal or extension under any material Intellectual Property licensed from third parties, or (C) sell, pledge, dispose of, transfer, lease, license, guarantee, or encumber any Intellectual Property of the Company, other than licenses of Trademarks in the ordinary course of business;

(xviii) settle, compromise or cancel any material debt owing to it;

(xix) commence any action before a Governmental Entity (including by providing notice to such Governmental Entity) or pay, discharge, settle or compromise any pending or threatened action by or before a Governmental Entity which (i) would be reasonably likely to result in payment to or by the Company or any of its Subsidiaries (inclusive of attorney’s fees) in excess of $250,000 in any single instance or in excess of $500,000 in the aggregate that is not covered by insurance, (ii) is by securities holders of the Company or any other Person and relates to transactions contemplated hereby or (iii) imposes material restrictions on the operations of the Company or any of its Subsidiaries;

(xx) announce, implement or effect any reduction in force, lay-off or early retirement program, in each case covering more than fifteen (15) employees;

(xxi) hire or offer employment to any Person, or promote or demote any employee, in each case whose annual salary and target base compensation equals or exceeds $125,000;

(xxii) other than as disclosed on Section 5.1(b)(xxii) of the Disclosure Letter or as required pursuant to applicable Legal Requirements, increase the compensation of any Employee of the Company;

(xxiii) enter into any material joint venture or alliance with any other Person, other than channel partner agreements in the ordinary course of business;

(xxiv) incur or pay any material liabilities, other than in the ordinary course of business consistent with past practice;

(xxv) make or commit to (i) any single capital expenditure having a value in excess of $100,000, or (ii) capital expenditures having an aggregate value in excess of $250,000; provided, however, that any consent with respect to this clause shall not be unreasonably withheld, conditioned or delayed;

(xxvi) other than in accordance with the Company’s current investment policy, (A) purchase any material financial instruments; (B) change in a manner the average duration of the Company’s investment portfolio or the average credit quality of such portfolio; (C) change investment guidelines with respect to the Company’s investment portfolio; (D) hypothecate, repo, encumber or otherwise pledge assets in the Company’s investment portfolio; or (E) invest surplus cash from operations in securities other than U.S. Treasury bonds with a duration of three (3) months or less;

(xxvii) enter into any agreement which contains any provisions requiring the Company or any Subsidiary of the Company to indemnify any other Person other than in the ordinary course of business consistent with past practice; or

(xxviii) agree or commit to take any of the actions described in this Section 5.1(b).

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Acquisition Proposals.

(a) No Solicitation. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall not authorize or knowingly permit any of its and its Subsidiaries’ Employees, stockholders, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal for an Acquisition Proposal (as defined below) or any inquiry, proposal or offer which it reasonably believes could lead to an Acquisition Proposal; (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, any Acquisition Proposal or any inquiry, proposal or offer which it reasonably believes could lead to an Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal or any inquiry, proposal or offer which it reasonably believes could lead to an Acquisition Proposal, except to inform such Person of the existence of these provisions; (iv) approve, endorse, recommend, agree to or consummate any Acquisition Proposal; (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating any Acquisition Proposal or transaction contemplated thereby or (vi) resolve, propose or agree, or authorize or permit any Representative, to do any of the foregoing. The Company and its Subsidiaries will immediately cease any and all existing activities, (i) related to its proposed initial public offering, including the filing of any additional forms, reports or other documents with the Securities and Exchange Commission (“SEC”), responding to SEC comments and participating in road show presentations, unless required by applicable Legal Requirement or pursuant to written consent of Parent and (ii) discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal and shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring the stock or assets (whether by merger, acquisition of stock or assets or otherwise) of the Company or any of its Subsidiaries, to return (or, if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement and, if requested by Parent, to enforce such Person’s obligation to do so. Neither the Company nor its Subsidiaries shall waive, amend or grant a release under any confidentiality or standstill agreements to which it or any of its Subsidiaries is a party. For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a business that constitutes 10% or more of the net revenues or net income of the Company and its Subsidiaries, in each case taken as a whole, or 10% or more of the aggregate equity interests of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of the aggregate equity interests of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the acquisition of 10% or more of the aggregate equity interests or assets of the Company or any of its Subsidiaries or any other transaction the consummation of which would be reasonably likely to impede, interfere with, prevent the Merger, other than the transactions contemplated by this Agreement.

(b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable after receipt of any Acquisition Proposal (but in no event later than 24 hours after receipt thereof) or any request for nonpublic information or inquiry, offer or proposal which it reasonably believes could lead to an Acquisition Proposal, the Company shall, provide Parent with oral and written notice of the receipt of such Acquisition Proposal, request, offer or inquiry, which notice shall include (i) a copy of any written Acquisition Proposal and any other documents provided to the Company or any of its Subsidiaries with respect to such Acquisition Proposal or (ii) in respect of any Acquisition Proposal, any inquiry relating to an Acquisition Proposal or any request for information relating to an Acquisition Proposal not made in writing, a written summary of the material terms of such Acquisition Proposal, inquiry or request including the identity of the Person or group of Persons making the Acquisition Proposal, inquiry or request.

6.2 Stockholder Approval. The Company’s Board of Directors shall submit this Agreement for adoption by the stockholders of the Company and recommend that the Company’s stockholders adopt this Agreement, and the Company shall use its reasonable best efforts to obtain the Stockholder Approval within twelve (12) hours following the execution of this Agreement in compliance with applicable Legal Requirements. After the Stockholder Approval has been obtained, the Company shall send, pursuant to Sections 228 and 262(d) of the DGCL, a written notice to all stockholders of the Company that did not execute the written consent under which the Stockholder Approval was obtained informing them that this Agreement was adopted and that appraisal rights are available for their Company Capital Stock pursuant to Section 262 of the DGCL (which notice shall include a copy of such Section 262).

6.3 Section 280G. As soon as reasonably practicable after the execution of this Agreement, (i) the Company shall use its reasonable best efforts to obtain a waiver from each Person who, but for such waiver or the 280G Approval referred to below, may receive a Section 280G Payment (as defined below) (each such person, a “280G Individual”) substantially in the form set forth on Exhibit B (the “Executive Waiver Letter”) and (ii) the Company shall submit to the Company Stockholders for approval or disapproval, by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, payment and/or benefits that may, separately or in the aggregate, constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to reasonable review by Parent), such that, if approved, such Section 280G Payments shall not be deemed to be Section 280G Payments, and prior to the Effective Time the Company shall deliver to Parent evidence that a Company Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and that (x) such requisite 280G Approval was obtained with respect to any Section 280G Payment (the “280G Approval”), or (y) that the 280G Approval was not obtained. If, after the requisite Company stockholder vote is completed, the 280G Approval is not obtained, such payments and/or benefits shall not be made or provided to the extent that, when paid, they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the Company Stockholder vote.

6.4 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed an amended and restated confidentiality agreement dated April 30, 2012 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold any information obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby confidential in accordance with the terms of the Confidentiality Agreement.

(b) Access to Information. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company will afford Parent and Parent’s accountants, counsel and other representatives reasonable access during normal business hours to its offices, properties, books, records, Contracts, reports, financial data and personnel to obtain all information concerning the business of the Company and its Subsidiaries, properties, results of operations and personnel, as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that (i) any Legal Requirement applicable to the Company or its Subsidiaries restricts or prohibits access to any such properties or information, or (ii) such access would be in breach of any confidentiality obligation, commitment or provision by which the Company or any of its Subsidiaries is bound or affected, which confidentiality obligation, commitment or provision shall be disclosed to Parent; provided, that disclosure of such obligation, commitment or provision would not itself be the breach of an obligation or commitment to a third Person. With respect to clauses (i) and (ii) of the immediately preceding sentence, the Company shall use its commercially reasonable efforts to (A) obtain the required consent of any necessary third party to provide such access or disclosure, (B) with respect to information that is subject to an attorney/client or attorney work product privilege, enter into a joint defense agreement or other arrangement, as appropriate, so as to allow for disclosure in a manner that does not result in the loss of such privilege or (C) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent. With respect to the exchange of competitively sensitive information, including strategic and marketing plans, pricing material and customer specific data, outside antitrust counsel will be consulted prior to the exchange of such information, and such information shall not be exchanged to the extent such counsel advises against such exchange. In addition, any information obtained from the Company or any Subsidiary of the Company pursuant to the access contemplated by this Section 6.4(b) shall be subject to the Confidentiality Agreement. Any access to the Leased Real Property shall be subject to the terms, conditions and restrictions of the applicable Lease and shall not include the right to perform any invasive testing or Phase II environmental site assessment.

(c) Interim Financial Information. As promptly as practicable after the end of each 14-day period between the date of this Agreement and the Closing, the Company shall furnish to Parent a statement of the Company’s current assets and current liabilities prepared in good faith and based on the Company’s internal management reports. The Company shall use commercially reasonable efforts to prepare such statements in accordance with GAAP (as consistently applied by the Company); provided, however, that Parent agrees and accepts that such statements may not be so compliant in all respects. In addition, as promptly as practicable after the end of each 14-day period between the date of this Agreement and the Closing, the Company shall furnish to Parent a statement of Company Options exercised during such period, which statement shall include the number of options exercised, the number of shares issued and the aggregate exercise price paid.

(d) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or access pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

6.5 Public Disclosure. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger and any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable Legal Requirement or the applicable rules or regulations of any stock exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

6.6 Regulatory Filings; Reasonable Best Efforts.

(a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use its reasonable best efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements applicable to the transactions contemplated hereby, and prior to the date hereof, or on the date hereof, each of Parent, Merger Sub and the Company shall have made or shall make all filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation, (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, (ii) any other filing necessary to obtain any Necessary Consent, (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iv) any filings required under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company has caused or will cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.6(a) to comply in all material respects with all applicable Legal Requirements.

(b) Exchange of Information. Parent, Merger Sub and the Company will continue to promptly supply the other with any information which may be required in order to effectuate any filings or applications pursuant to Section 6.6(a). Except where prohibited by applicable Legal Requirements relating to the exchange of information, and subject to the Confidentiality Agreement, each of the Company and Parent shall (i) consult with the other prior to taking a position with respect to any such filing, (ii) permit the other to review and discuss in advance, and consider in good faith, the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), (iii) coordinate with the other in preparing and exchanging such information and (iv) promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby. It is acknowledged and agreed that the parties hereto shall have, except where prohibited by applicable Legal Requirements, joint responsibility for determining the strategy for dealing with the FTC, DOJ or any other Governmental Entity with responsibility for reviewing the Merger with respect to antitrust or competition issues.

(c) Notification. Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all actions reasonably necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all Necessary Consents, and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding the foregoing, in no event shall Parent or the Company be required to (i) hold separate or to divest any of its businesses, products or assets, or of any of its Subsidiaries and their respective Affiliates or the Company or any of its Subsidiaries or (ii) take or agree to take any other action or agree to any other limitation or restriction that would be materially adverse to Parent and its Subsidiaries or that would materially impair the overall benefits expected to be realized from the Merger.

6.7 Employee Benefits.

(a) Service Credit; Eligibility; Compensation and Benefits. Following the Effective Time and for the two (2) year period thereafter, Parent shall arrange for each participant in the Company Employee Plans (including all dependents) (the “Company Participants”) who becomes and remains an employee of Parent, any Parent Subsidiary or the Surviving Corporation (or a dependent or beneficiary of such employee) to be eligible for employee benefits substantially similar in the aggregate to those in effect with respect to such Company Participants immediately prior to the date of this Agreement (other than equity based benefits, change in control benefits and individual employment agreements); provided, that nothing herein shall prohibit Parent or the Surviving Corporation from terminating the employment of any Company Participant to the extent permitted by applicable Legal Requirements. Notwithstanding the foregoing, Parent will be deemed to have satisfied the requirements of the prior sentence by maintaining or causing the Surviving Corporation (or in the case of a transfer of all or substantially all of the assets and businesses of the Surviving Corporation, its successors and assigns) to maintain the Company employee benefit plans or arrangements at benefit levels that in the aggregate are no less than the Company Employee Plans in effect on the date of this Agreement. Base compensation and target bonus opportunity shall not be decreased for the period from the Effective Time through June 30, 2013 for any individuals who are employees of the Company or its Subsidiaries as of the Effective Time (each, a “Continuing Employee”) and remain employed by Parent or its Subsidiaries following the Effective Time; provided, however that the foregoing shall not apply to any Continuing Employee who has an individually negotiated agreement with Parent. Without limiting the generality of the foregoing, (i) on and after the Closing Date, Parent shall, or shall cause the Company to, take the actions set forth in Section 6.7(a)(i) of the Company Disclosure Letter and (ii) if, on or prior to the Closing, the Company has not paid incentive and bonus amounts under the Incentive Plans in respect of the Company’s fiscal year 2012 (including annual bonuses for fiscal 2012), Parent shall, or shall cause the Company to, pay, on or prior to July 31, 2012 full annual target bonuses, to the extent earned, under the Company’s 2012 corporate incentive compensation plan, executive incentive compensation plan and/or other Company annual bonus arrangements, and all incentive and bonus amounts under the Company’s other Incentive Plans, if and when due, in respect of the Company’s fiscal year 2012 in accordance with such Incentive Plans, in each case, as determined in good faith in a manner consistent with the Company’s past practice and the terms of the applicable Incentive Plan, provided such bonuses are accrued or paid in the ordinary course of business. Each Continuing Employee shall be given service credit for all purposes, including for eligibility to participate, benefit levels (including, for the avoidance of doubt, levels of benefits under Parent’s severance plan and vacation policy) and eligibility for vesting under Parent employee benefit plans and arrangements with respect to his or her length of service with the Company (and its subsidiaries and predecessors) prior to the Closing Date, provided, that the foregoing shall not result in the duplication of benefits or to benefit accrual under a defined benefit pension plan. Parent shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any Parent employee benefit plans and arrangements to be waived with respect to Continuing Employees, shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made under a benefit plan of the Company during the plan year which includes the Closing Date for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any corresponding Parent employee benefit plans or arrangements in which they are eligible to participate after the Closing Date and shall credit the accounts of such Continuing Employees under any Parent employee benefit plan which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Company employee benefit plan. In addition, Parent agrees to the further agreements set forth in Section 6.7(a)(ii) of the Company Disclosure Letter.

(b) Nothing in this Section 6.7 shall be construed to limit the right of Parent, any Parent Subsidiary or the Surviving Corporation to amend or terminate any Company or Parent employee benefit plan or any other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.7 be construed to require the Parent, any Parent Subsidiary or the Surviving Corporation to retain the employment of any particular Continuing Employee for any fixed period of time following the Effective Time.

(c) Without limiting the generality of Section 10.4, the provisions of this Section 6.7 are solely for the benefit of the parties hereto, and no current or former employee,

director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Company Employee Plan, Employee Agreement or any other employee benefit plan for any purpose.

6.8 Indemnification.

(a) For the period of six (6) years following the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the “Company Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (the “Company Indemnified Liabilities”) of or in connection with any claim, action, suit, proceeding or investigation by reason of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries (the “Company Indemnified Proceedings”), whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after the Effective Time and all Company Indemnified Liabilities based on, or relating to this Agreement or the transactions contemplated hereby (to the extent that such losses, claims, damages, costs, expenses, liabilities or judgments or amounts arose from or are related to this Agreement or the transactions contemplated hereby), in each case, on terms no less favorable than the indemnification afforded to the directors and officers of the Company as of the Effective Time. Any Company Indemnified Party wishing to claim indemnification under this Section 6.8(a) upon becoming aware of any such Company Indemnified Proceeding shall promptly notify Parent and the Surviving Corporation (but the failure to so notify Parent or the Surviving Corporation shall not relieve Parent or the Surviving Corporation from any liability it may have under this Section 6.8(a) except to the extent such failure materially prejudices Parent or the Surviving Corporation), and shall deliver to Parent and the Surviving Corporation the undertaking contemplated by Section 145 of the DGCL.

(b) For a period of six (6) years following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and the Company Indemnified Parties or other employees of the Company or its Subsidiaries, subject to applicable Legal Requirements. For a period of six (6) years following the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Company Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of Company Indemnified Parties.

(c) The Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, at no expense to the Company Indemnified Parties, in effect for six (6) years after the Effective Time insurance “tail” or other insurance policies with respect to directors’ and officers’ liability insurance with respect to acts or omissions existing or occurring at or prior to the Effective Time in an amount and scope at least as favorable as the coverage applicable to directors and officers of the Company as of the Effective Time; provided, however, that if such “tail” or other policies are not available at an annual cost not greater than 200% of the last annual premium paid prior to the date hereof under such policy (the “Insurance Cap”), then the Surviving Corporation shall cause to be obtained as much comparable insurance as can reasonably be obtained in its good faith judgment at a cost up to but not exceeding the Insurance Cap.

(d) This Section 6.8 is intended to be for the benefit of, and shall be enforceable by the Company Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and its successors and assigns.

6.9 Tax Matters.

(a) Tax Returns. Parent shall, or shall cause the Company and its Subsidiaries to, timely prepare and file with the relevant Governmental Entity all Tax Returns of the Company, any Subsidiary of the Company or any Company Group, the due date for filing of which, determined taking into account extensions, is after the Closing Date, including, for the avoidance of doubt, any Tax Returns that reflect a deduction, loss or other Tax benefit attributable to the transactions contemplated by this Agreement (“Parent Tax Returns”). The Company shall, or shall cause its Subsidiaries to, timely prepare and file with the relevant Governmental Entity all Tax Returns of the Company, any Subsidiary of the Company or any Company Group, the due date for filing of which, determined taking into account extensions, is on or before the Closing Date (“Company Tax Returns”); provided that the Company and its Subsidiaries shall furnish Parent with a copy of any such Tax Return that is an income Tax Return at least sixty (60) days before such Tax Return is due and with a copy of any such Tax Return that is not an income Tax Return at least five (5) days before such Tax Return is due (except for payroll Tax Returns, copies of which shall not be provided to Parent). Notwithstanding the foregoing, with respect to any Company Tax Return (other than a payroll Tax Return) due less than sixty (60) days or less than five (5) days, as applicable, after the date hereof, the Company shall use commercially reasonable efforts to provide such Company Tax Return to Parent as soon as reasonably practicable after the date hereof, and in any event no later than fifteen (15) days prior to the due date of any such Company Tax Return that is an income Tax Return. No such Company Tax Returns required to be provided to Parent in accordance with this Section 6.9(a) shall be filed with any Governmental Entity without Parent’s written consent, which shall not be unreasonably withheld, conditioned or delayed. Any Company Tax Returns described in the preceding sentence shall be prepared on a basis consistent with applicable law and the past practices of the Company and its Subsidiaries and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions), unless otherwise required by law. All Tax Returns for a taxable period including the Closing Date shall be filed on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Governmental Entity will not accept such a Tax Return. After any Tax Return is completed in accordance with this Section 6.9(a), the Parent shall timely pay (or cause to be timely paid) to the relevant Governmental Entity all Taxes due in connection with the filing of any Parent Tax Return, and the Company shall, or shall cause its Subsidiaries to, timely pay to the relevant Governmental Entity all Taxes due in connection with the filing of any Company Tax Return.

(b) Transfer Taxes. To the extent applicable, each party shall furnish to the other party a copy of any Tax Return relating to, and receipt showing the payment of, Transfer Taxes incurred in connection with the transactions contemplated hereby.

(c) Cooperation on Tax Matters. The Company and its Subsidiaries, the Securityholders’ Representative and the Indemnifying Parties, on the one hand, and Parent, on the other hand, shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, with respect to all Tax matters of the Company and its Subsidiaries, including in preparing and filing all Tax Returns and resolving all audits, investigations, proceedings or other disputes with respect to Taxes. The parties shall maintain and make available to each other all records reasonably necessary in connection with their obligations under the preceding sentence.

(d) Tax Contests. Parent shall control all proceedings with respect to a claim made by any Governmental Entity relating to Taxes of the Company or its Subsidiaries for any Pre-Closing Tax Period (“Tax Claim”) or any other period; and, prior to the release of the Escrow Fund, the Securityholders’ Representative, on behalf of the Indemnifying Parties and at their expense (which shall be paid out of the Representative Reimbursement Fund, or if that is not available, the Escrow Fund), shall have the right to participate in the prosecution, defense, settlement or any other matter with respect to a Tax Claim, which shall not be settled without the prior written consent of the Securityholders’ Representative, not to be unreasonably withheld, conditioned or delayed.

(e) FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

(f) No Amended Tax Returns. Prior to the release of the Escrow Fund, none of Parent, the Company, the Surviving Corporation or any of their Subsidiaries shall amend any previously filed Tax Return of the Company or any of its Subsidiaries for any Pre-Closing Tax Period, without the prior written consent of the Securityholders’ Representative, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, without obtaining the prior written consent of the Securityholders’ Representative, Parent, the Company and the Surviving Corporation shall be permitted to amend a previously filed Tax Return solely to carry back a net operating loss prior to or after the release of the Escrow Fund.

6.10 Spreadsheet. The Company shall deliver the Spreadsheet to Parent at least two (2) business days prior to the Closing Date.

6.11 Third Party Consents. Parent acknowledges that certain consents and waivers with respect to the Merger may be required from parties to Contracts to which the Company is a party and that such consents and waivers have not been obtained as of the date hereof. Prior to the Closing, the Company shall cooperate with Parent, and shall use its commercially reasonable efforts to obtain any such consents and waivers; provided that such cooperation shall not include any requirement of the Company or any of its affiliates, or any Company Securityholder, to expend money, commence, defend or participate in any litigation, offer or grant any accommodation (financial or otherwise) to any third Person, or suffer the loss of any material right or benefit. Subject to the immediately preceding sentence, Parent agrees that neither the Company and its Affiliates, nor the Company Securityholders, shall have any liability whatsoever to Parent arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the Merger or because of the termination of any Contract as a result thereof. Subject to the second preceding sentence, Parent further agrees that no representation, warranty or covenant of the Company contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any such consent or waiver, (b) any such termination or (c) any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such termination.

6.12 Repayment of Company Debt. At or prior to the Closing, if instructed by Parent in writing, the Company shall have taken all actions necessary for the repayment or prepayment of all of the Company Debt, including the obtaining of duly executed payoff letters, in form and substance reasonably acceptable to Parent, from and ascertaining any applicable withholding Taxes to be withheld (based on appropriate documentation, including IRS Forms W-9 and W-8BEN) and making all appropriate arrangements for the prepayment or repayment thereof on the Closing Date.

6.13 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the merger with and into the Company pursuant to this Agreement.

6.14 Notification of Certain Matters. Between the date hereof and the earlier of the Closing Date and the Material Condition Satisfaction Date, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any written notice or other written communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of such party, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby, (c) any event that, individually or in the aggregate, with respect to the Company, has, or is reasonably likely to have, a Company Material Adverse Effect and with respect to Parent would prevent or materially impede consummation of the transactions contemplated by this Agreement, (d) the occurrence of any event that will result, or would reasonably be expected to result, in the failure to satisfy a condition specified in Article VII hereof, (e) to the actual knowledge of the individuals set forth on Section 6.14 of the Company Disclosure Letter, any event, condition, fact or circumstance that caused or constitutes a material inaccuracy in any representation or warranty made by such party in this Agreement, and (f) to the Knowledge of the Company, any written notice received by such party relating to any default under or breach of any Company Material Contract to which the Company or any of its Subsidiaries is a party; provided, however, that no such notification shall be deemed to cure any breach by either party of any representation, warranty, covenant or agreement set forth in this Agreement.

6.15 Closing Balance Sheet. The Company shall deliver to Parent at least three (3) business days prior to the anticipated Material Condition Satisfaction Date the Company’s good faith best estimate of the Company’s consolidated balance sheet and the related consolidated statement of operations and statement of cash flows as of the Closing Date, each of which shall be prepared by the Company in accordance with GAAP (as consistently applied by the Company).

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been adopted by the requisite vote of the Company’s stockholders in accordance with applicable Legal Requirements and the Company Charter Documents.

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirement, executive order, decree, judgment, injunction or other order which (i) is in effect and (ii) has the effect of restraining, enjoining or otherwise prohibiting the Merger or making the Merger illegal.

(c) Antitrust Approvals. The waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or terminated early.

7.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations and Warranties. (i) The representations and warranties set forth in the first two sentences of Section 3.1(c) shall be true and correct other than in de minimis respects as of the Closing Date, (ii) the representations and warranties set forth in Section 3.1(a) and Section 3.3(a) shall be true and correct in all respects as of the Closing Date, and (iii) all other representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date, or if the Closing Date occurs after the Material Condition Satisfaction Date, as of the Material Condition Satisfaction Date (without taking into account any materiality, Company Material Adverse Effect or similar qualifiers as to materiality) with the same force and effect as if made on the Closing Date, or if the Closing Date occurs after the Material Condition Satisfaction Date, in the case of clause (iii), as of the Material Condition Satisfaction Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except where the failure of such other representations and warranties to be true and correct has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Parent and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date (or if the Closing Date occurs after the Material Condition Satisfaction Date, other than the agreements and covenants contained in Sections 6.1 through Section 6.6, Section 6.9 (other than Section 6.9(e)) and Section 6.11), and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an executive officer of the Company.

(c) Certificate of Secretary. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying (i) as to the adoption of resolutions of the board of directors of the Company whereby this Agreement, the Merger and the transactions contemplated hereunder were approved by the board of directors of the Company, and (ii) that this Agreement has been adopted by the requisite vote of the Company’s stockholders in accordance with applicable Legal Requirements and the Company Charter Documents.

(d) Material Adverse Effect on the Company. No Company Material Adverse Effect on the Company shall have occurred since the date of this Agreement and be continuing.

(e) Section 280G Payments. With respect to any payments and/or benefits that would, absent the stockholder vote by the Company Stockholders in accordance with Section 6.3, constitute Section 280G Payments, (i) the 280G Approval shall have been obtained pursuant to Section 6.3 with respect to any such Section 280G Payments or (ii) the Company Stockholders shall have voted upon and disapproved such Section 280G Payments such that the 280G Approval is not obtained, and, as a consequence, such “parachute payments” shall not be paid or provided to the extent they would cause any amounts to constitute Section 280G Payments (pursuant to the waivers of those “parachute payments,” which were executed by the affected individuals prior to the vote as described in Section 6.3).

(f) Escrow Agreement. Each of the Securityholders’ Representative and the Escrow Agent shall have executed and delivered to the Company the Escrow Agreement.

(g) Appraisal Rights. Holders of not more than five percent (5%) of the outstanding Company Capital Stock shall have properly exercised and perfected their appraisal rights pursuant to Section 262 of the DGCL.

(h) Texas Department of Insurance. The Texas DOI Approval has been obtained or satisfied.

(i) Executive Waiver. Each 280G Individual shall have executed and delivered the Executive Waiver Letter to the Company.

7.3 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date (without taking into account any materiality, Company Material Adverse Effect or similar qualifiers as to materiality) with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date), except where such failures to be so true and correct would not be reasonably likely to prevent consummation of the transactions contemplated by this Agreement or otherwise prevent Parent or Merger Sub from performing any of their material obligations under this Agreement.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Escrow Agreement. Each of Parent, the Securityholders’ Representative and the Escrow Agent shall have executed and delivered to the Company the Escrow Agreement.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS, WARRANTIES; COVENANTS AND AGREEMENTS; ESCROW

8.1 Survival of Representations, Warranties, Covenants and Agreements. (a) The Special Representations (as defined in Section 8.3(a)) and any certificate or instrument required to be delivered pursuant hereto as it relates thereto, shall survive the consummation of the Merger and continue until the second (2nd) anniversary of the Closing Date (the “Special Expiration Date”), after which time such representations and warranties shall terminate and (b) all other representations and warranties of the Company contained in this Agreement and any certificate or instrument required to be delivered pursuant hereto as it relates thereto shall survive the consummation of the Merger and continue until the Escrow Termination Date, after which time such representations and warranties shall terminate. The covenants and agreements which by their terms do not contemplate performance after the Closing shall not survive the Closing. The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms.

8.2 Escrow and Representative Reimbursement Amount Deposit.

(a) Promptly following the Closing, and without any act of any Company Securityholder, Parent shall deposit the Escrow Amount with the Escrow Agent. For purposes of determining the reduction in the amount of Merger Consideration payable to each Indemnifying Party pursuant to Section 2.6(a), Section 2.7(a) or Section 2.7(e), as applicable, Parent will be deemed to have contributed with respect to each Indemnifying Party, his, her or its Pro Rata Portion of the Escrow Amount to the Escrow Fund to be governed under the terms set forth in this Agreement and in the Escrow Agreement. The parties hereto agree that Parent, until such amounts are distributed to the Indemnifying Parties pursuant to Section 8.5 hereof, is the owner of any cash in the Escrow Fund, and that all interest on or other taxable income, if any, earned from the investment of such cash pursuant to this Agreement or the Escrow Agreement (“Interest”) shall be treated for tax purposes as earned by Parent; provided, however, that upon any actual distributions of cash from the Escrow Fund pursuant to this Article VIII, the pro rata portion of the Interest, if any, earned on and relating thereto (less the pro rata portion of any Tax Distribution relating to such Interest) shall be distributed with such cash. Parent shall be entitled to a quarterly distribution of forty percent (40%) of such interest or other taxable income (such distributed amounts, the “Tax Distribution Amounts”). For the avoidance of doubt, none of the parties hereto will treat any amounts in the Escrow Fund as subject to the imputed interest rules of Section 1274 of the Code.

(b) Promptly following the Closing, and without any act of any Company Securityholder, Parent shall deposit the Representative Reimbursement Amount with the Securityholders’ Representative, to be held for the payment of expenses incurred by the Securityholders’ Representative in performing its duties pursuant to this Agreement (the “Representative Reimbursement Fund”). For purposes of determining the reduction in the amount of Merger Consideration payable to each Indemnifying Party pursuant to Section 2.6(a), Section 2.7(a) or Section 2.7(e), as applicable, Parent will be deemed to have contributed on behalf of each Indemnifying Party, his, her or its Pro Rata Portion of the Representative Reimbursement Amount to the Representative Reimbursement Fund to be governed under the terms set forth in this Agreement and in the Escrow Agreement. Notwithstanding the foregoing, the Representative Reimbursement Fund shall not be deemed part of the Escrow Fund and shall not be available to satisfy any indemnification or other obligations to Parent hereunder.

8.3 Recovery From Escrow Fund; Indemnifying Parties.

(a) Subject to the terms and limitations contained in this Section 8.3 and Section 8.5, the Escrow Fund shall be available to compensate each of the Indemnified Parties for any Losses actually suffered or incurred by any Indemnifying Party to the extent arising out of or resulting from (i) any inaccuracy in or breach of any representation or warranty of the Company contained in this Agreement (as modified by the Company Disclosure Letter) or any certificate required to be delivered by the Company pursuant to Section 7.2 of this Agreement, (ii) any failure by the Company to perform or comply with any covenant of the Company contained in this Agreement prior to the Closing Date (as modified by the Company Disclosure Letter) and (iii) any Adjustment Amount. Subject to Section 8.5, if and only to the extent that the Escrow Fund has been fully paid out in satisfaction of any indemnifiable Losses hereunder the Indemnifying Parties, severally and not jointly, in accordance with each such Indemnifying Party’s Pro Rata Portion, shall indemnify and hold harmless each Indemnified Party and Parent (on behalf of itself and/or any other Indemnified Party) shall be permitted to seek recourse against each Indemnifying Party, severally and not jointly, for any Losses actually suffered or incurred by such Indemnified Party to the extent arising out of or resulting from any inaccuracy in or breach of any representation or warranty of the Company contained in Section 3.1(a) (Organization; Standing and Power), the first two sentences of Section 3.1(c) (Subsidiaries), Section 3.2 (Capitalization) and Section 3.3(a) (Authority) (collectively, the “Special Representations”), in accordance with, and only to the extent of, such Indemnifying Party’s Pro Rata Portion of any such Losses in excess of the Escrow Fund; provided, however, that the maximum aggregate liability of the Indemnifying Parties under this Agreement shall be the Merger Consideration, and the maximum aggregate liability of any individual Indemnifying Party shall be such Indemnifying Party’s Pro Rata Portion of the Merger Consideration actually received by such Indemnifying Party.

(b) Notwithstanding anything to the contrary contained herein, the Escrow Fund shall not be available to compensate any of the Indemnified Parties for any Losses, and no Indemnified Party shall be entitled to recover from the Escrow Fund, unless and until the Indemnified Parties have incurred Losses in excess of $2,500,000 in the aggregate (the “Deductible Amount”), after which the Escrow Fund, subject to the other terms of this Article VIII, shall be available to compensate each of the Indemnified Parties for any Losses, and, subject to the terms of this Article VIII, the Indemnified Parties shall be entitled to seek recovery only for such Losses that are in excess of the Deductible Amount in the aggregate; provided, however, that the Indemnified Parties shall have the right to recover from the Escrow Fund without regard to the Deductible Amount (i) any Adjustment Amount, (ii) any Losses to the extent arising out of or resulting from any inaccuracy in or breach of the Special Representations and (iii) any Losses arising out of or resulting from any knowing and intentional breach of any covenant of the Company set forth in Section 5.1(b) or any breach of any covenant of the Company set forth in clauses (iii), (iv), (ix), (xvi), (xviii), (xxiv) and (xxvi) of Section 5.1(b).

(c) Notwithstanding anything to the contrary contained herein:

(i) any Losses recoverable from the Escrow Fund or otherwise from the Indemnifying Parties hereunder shall be reduced in amount by (A) any Tax benefits received or realized, and (B) any insurance proceeds, indemnification payments, contribution payments or reimbursements realized or recovered by any Indemnified Party in connection with such Losses or any of the circumstances giving rise thereto, and increased in amount by any Tax cost to any Indemnified Party arising from the receipt of any indemnity payments hereunder. With respect to clause (B) of the preceding sentence, Parent and the other Indemnified Parties shall, as a condition to receiving any amounts from the Escrow Fund or otherwise seeking recovery hereunder, use all reasonable efforts to realize such proceeds, payments or reimbursements;

(ii) no Losses shall be recoverable from the Escrow Fund hereunder that (A) constitute punitive, consequential, incidental, indirect or special damages or lost profits (except to the extent such punitive, consequential, incidental or special damages or lost profits are awarded and recovered from an Indemnified Party by any third party pursuant to a Third Party Claim), or (B) could have been avoided through reasonable efforts to mitigate such Losses which were not taken by Parent, the Surviving Corporation and/or the Indemnified Parties as would be required by applicable Legal Requirements;

(iii) the amount of any Loss subject to recovery under this Article VIII shall be calculated net of any amounts specifically accrued or reserved for in the Company Balance Sheet;

(iv) for purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification hereunder (but, for the avoidance of doubt, not for the purposes of determining whether there has been an inaccuracy in or breach of any representation or warranty contained in this Agreement), each representation and warranty contained in this Agreement shall be read without regard to materiality, Company Material Adverse Effect or similar qualification as to materiality contained in or otherwise applicable to such representation or warranty; and

(v) the calculation of Losses shall not include Losses arising from a change in any applicable Legal Requirement or accounting rule, principle or interpretation following the Effective Time.

(d) Notwithstanding anything to the contrary herein, (i) no Indemnified Party shall have any right to claim any indemnification under this Article VIII in respect of any breach or non-performance under any Contracts between the Indemnified Parties or their Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand, other than this Agreement, and (ii) the Indemnified Parties shall have the right to claim indemnification under this Article VIII in respect of any breach of or inaccuracy in the representations and warranties in Section 3.19 or Section 3.9 (to the extent that the representations and warranties in Section 3.9 also pertain to the Legal Requirements that are the subject matter of the representation and warranty contained in Section 3.19) for any Losses arising therefrom only to the extent that (A) such Losses result from a claim, action, proceeding or investigation brought by any Governmental Entity (other than any self-regulatory body) or any individual or group of individuals and (B) such breach did not result from the actions of any third party causing the Company to be so in breach; provided that such indemnification shall not be available to the extent such Losses result from Parent’s or any of its Subsidiaries’ or Affiliates’ voluntary disclosure to any Governmental Entity or any individual or group of individuals regarding any matter that is the subject of a claim for indemnification relating to an alleged breach of or inaccuracy in any such representation or warranty unless (x) such disclosure is required by applicable Legal Requirements and, if Parent is permitted under applicable Legal Requirements to do so, Parent provides the Securityholders’ Representative with reasonable advance notice prior to any such disclosure and consults with, and considers in good faith the views and recommendations of, the Securityholders’ Representative and its counsel, in respect of the content of such disclosure, or (y) if such disclosure is not required by applicable Legal Requirements and the circumstances surrounding such alleged breach or inaccuracy are not able to be cured without significant cost or significant reputational risk to Parent or the Company, if Parent acting reasonably and in good faith determines that the failure to make such disclosure (after Parent provides the Securityholders’ Representative with reasonable advance notice prior to any such determination and consults with, and considers in good faith the views and recommendations of, the Securityholders’ Representative and its counsel) would reasonably be expected to materially and adversely affect the business of Parent or the Company after the Closing Date and the primary purpose of such disclosure is not to recover the amount of such Losses from the Indemnifying Parties (although, for the avoidance of doubt, any Loss arising out of or resulting from such disclosure may serve as a basis for an indemnification claim pursuant to this Article VIII).

(e) All Claims for recovery for any Loss or Losses from the Escrow Fund shall be made pursuant to and in accordance with, and be governed by the terms of, this Agreement and the Escrow Agreement.

8.4 Claims.

(a) In the event that an Indemnified Party may have a right to recover Losses from the Escrow Fund or otherwise from the Indemnifying Parties hereunder, then Parent (on behalf of such Indemnified Party) shall deliver an Officer’s Certificate to the Securityholders’

Representative (with contemporaneous delivery to the Escrow Agent) on or prior to the Special Expiration Date or Escrow Expiration Date, as applicable. Subject to the preceding sentence, no delay or failure to give such notice shall affect the Indemnifying Party’s indemnification obligations hereunder, except to the extent that such delay or failure actually prejudices the Indemnifying Party’s rights. For the sake of clarity, any Officer’s Certificate delivered after the Escrow Expiration Date or the Special Expiration Date, as applicable, shall be of no effect and, notwithstanding anything to the contrary contained herein, any Losses claimed or specified therein shall not be indemnifiable Losses hereunder or otherwise.

(b) For a period of twenty (20) business days after receipt of an Officer’s Certificate in compliance with Section 8.4(a), the Escrow Agent shall make no payment pursuant to this Section 8.4 unless the Escrow Agent shall have received written authorization from the Securityholders’ Representative to make such delivery. After the expiration of such twenty (20)-business day period, the Escrow Agent shall distribute to Parent, out of the Escrow Fund, the aggregate amount of Losses set forth in such Officer’s Certificate; provided, however, that no such distribution shall be made if and to the extent the Securityholders’ Representative has objected in a written statement to any claim or claims made in the Officer’s Certificate, which written statement shall include in reasonable detail the basis for such objection, and such written statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such twenty (20)-business day period.

(c) If the Securityholders’ Representative objects in writing to any claim or claims by Parent made in any Officer’s Certificate within such twenty (20)-business day period, Parent and the Securityholders’ Representative shall negotiate in good faith for forty-five (45) days after Parent’s receipt of such written objection to resolve such objection. If Parent and the Securityholders’ Representative shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and delivered to the Escrow Agent. The Escrow Agent shall be entitled to conclusively rely on any such memorandum and the Escrow Agent shall distribute cash from the Escrow Fund in accordance with the terms of such memorandum.

(d) If no such agreement can be reached during the forty-five (45)-day period for good faith negotiation, but in any event upon the expiration of such forty-five (45)-day period, either Parent or the Securityholders’ Representative may bring suit in accordance with the provisions of Section 10.10. The final non-appealable decision of a court of competent jurisdiction as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement and the Escrow Agent shall be entitled to act in accordance with such decision and the Escrow Agent shall distribute cash from the Escrow Fund in accordance therewith. Judgment upon any award rendered by the court may be entered in any other court having jurisdiction over the applicable party.

8.5 Exclusive Remedy. Except as otherwise specifically set forth and agreed herein, the Escrow Fund shall be the sole and exclusive recourse for all Losses actually suffered or incurred by the Indemnified Parties to the extent arising out of or resulting from any inaccuracy in, or any breach of, any representation, warranty, covenant or agreement of the parties under this Agreement or otherwise related to the transactions contemplated hereby. Any payments required to be made to an Indemnified Party pursuant to this Article VIII shall, in each case, be made first by resort to the Escrow Fund (to the extent that such fund is available at the time of such claim), and second only with respect to breaches of the Special Representations or any knowing and intentional breach of any covenant of the Company set forth in Section 5.1(b), if the balance of the Escrow Fund is insufficient or unavailable to satisfy the entire amount of such payments to be made to an Indemnified Party, then by recourse to each Indemnifying Party, severally and not jointly, in an amount equal to such Indemnifying Party’s Pro Rata Portion (which shall in no event exceed the portion of the aggregate Merger Consideration actually received by such Indemnifying Party). Except for any amounts recovered by an Indemnified Party from the Escrow Fund or from any Indemnifying Party in accordance with the terms set forth herein, and except in the case of a claim for fraud or any other tort claim against the tortfeasor thereof in connection with this Agreement (which claim shall not, for the avoidance of doubt, and notwithstanding anything to the contrary contained herein, be prohibited or limited by any of the provisions of this Article VIII), no Company Securityholder shall be liable to Parent, the Surviving Corporation or any other Indemnified Party for any Losses actually suffered or incurred by the Indemnified Parties to the extent arising out of or resulting from any inaccuracy in, or any breach of, any representation, warranty, covenant or agreement of the parties under this Agreement or otherwise related to the transactions contemplated hereby.

8.6 Distribution of Escrow Fund. Upon the Escrow Termination Date, the Escrow Fund (the “Escrow Release Amount”) shall promptly be delivered to the Indemnifying Parties; provided, however, that the Escrow Fund shall not terminate with respect to any amount reasonably necessary to satisfy any unsatisfied claims for indemnifiable Losses specified in any Officer’s Certificate properly delivered to the Escrow Agent and the Securityholders’ Representative on or prior to the Escrow Termination Date and in accordance with the provisions of this Article VIII. As soon as any such claim has been resolved or to the extent that such amounts are no longer reasonably necessary to continue to be withheld, the Escrow Agent shall deliver the remaining portion(s) of the Escrow Release Amount not reasonably necessary to satisfy any remaining unresolved claims to the Indemnifying Parties. Deliveries from the Escrow Fund to the Indemnifying Parties pursuant to this Section 8.6 and the Escrow Agreement shall be made in proportion to their respective Pro Rata Portion of the remaining Escrow Amount, with each amount rounded to the nearest whole cent ($0.01).

8.7 Securityholders’ Representative.

(a) By virtue of the adoption of this Agreement by the requisite consent of the Company Stockholders, each of the Indemnifying Parties (other than such Company Stockholders, if any, who have perfected appraisal rights under Delaware Law) shall be deemed to have agreed to appoint Shareholder Representative Services LLC as its agent and attorney-in-fact (the “Securityholders’ Representative”) for and on behalf of the Indemnifying Parties to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement or the Escrow Agreement. Such agency may be changed by the Indemnifying Parties with the right to a majority of the Pro Rata Portions of the Escrow Fund from time to time. Notwithstanding the foregoing, the Securityholders’ Representative may resign at any time by providing written notice of intent to resign to the Indemnifying Parties, which resignation shall be effective upon the earlier of (A) thirty (30) calendar days following delivery of such written notice or (B) the appointment of a successor by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Securityholders’ Representative.

(b) The Securityholders’ Representative will incur no liability of any kind with respect to any action or omission by the Securityholder’s Representative hereunder, except in the event of liability arising from the Securityholders’ Representative’s bad faith, gross negligence or willful misconduct. The Securityholders’ Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Securityholders’ Representative may engage attorneys, accountants and other professionals and experts. The Securityholders’ Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Securityholders’ Representative based on such reliance shall be deemed conclusively to have been taken in good faith. The Indemnifying Parties will indemnify, defend and hold harmless the Securityholders’ Representative from and against any and all Losses (including the reasonable fees and expenses of counsel and, if necessary, experts, and all reasonable expenses of document location, duplication and shipment) (collectively, the “Securityholders’ Representative Expenses”), arising out of or in connection with the Securityholders’ Representative’s execution and performance of this Agreement, in each case as such Securityholders’ Representative Expense is suffered or incurred; provided, that in the event that any such Securityholders’ Representative Expense is finally adjudicated to have arisen from the bad faith, gross negligence or willful misconduct of the Securityholders’ Representative or any of its members, managers, agents, employees or affiliates, the Securityholders’ Representative will reimburse the Indemnifying Parties the amount of such Securityholders’ Representative Expense attributable to such bad faith, gross negligence or willful misconduct. Upon the Escrow Termination Date, the Securityholders’ Representative shall deliver the balance of the Representative Reimbursement Fund to the Escrow Agent, who shall promptly deliver such funds to the Indemnifying Parties, except with respect to any amount necessary to satisfy any pending certified requests made by the Securityholders’ Representative for Securityholders’ Representative Expenses. As soon as all such Securityholders’ Representative Expenses have been properly paid, the Securityholders’ Representative shall deliver the remaining portion of the Representative Reimbursement Amount to the Escrow Agent, who shall promptly deliver such funds to the Indemnifying Parties. Deliveries from the Representative Reimbursement Fund to the Indemnifying Parties pursuant to this Section 8.7(b) and the Escrow Agreement shall be made in proportion to their respective Pro Rata Portion of the remaining Representative Reimbursement Amount, with each amount rounded to the nearest whole cent ($0.01). If not recovered by the Securityholders’ Representative from the Representative Reimbursement Fund, any Securityholders’ Representative Expenses may be recovered by the Securityholders’ Representative directly from the Indemnifying Parties; provided that while this section allows the Securityholders’ Representative to be paid from the Representative Reimbursement Fund, this section does not relieve the Indemnifying Parties from their obligation to promptly pay such Securityholders’ Representative Expenses as they are suffered or incurred (it being understood that the Indemnifying Parties shall have no obligation to pay any Securityholders’ Representative Expenses that the Securityholders’ Representative has recovered from the Representative Reimbursement Fund), nor does it prevent the Securityholders’ Representative from seeking any remedies available to it at law or otherwise. A decision, act, consent or instruction of the Securityholders’ Representative, including an amendment, extension or waiver of this Agreement pursuant to Sections 9.4 or 9.5 hereof, shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties. Notwithstanding anything to the contrary herein, the Securityholders’ Representative shall not incur any Securityholders’ Representative Expenses hereunder in excess of $5,000 individually or $10,000 in the aggregate without the prior written consent required under the engagement letter with the Securityholders’ Representative in connection with the transactions contemplated hereby.

(c) From and after the Effective Time, Parent shall provide to the Securityholders’ Representative any documentation or information reasonably requested by the Securityholders’ Representative in order to substantiate a claim made by an Indemnified Party pursuant to this Article VIII.

8.8 Third-Party Claims.

(a) In the event that an Indemnified Party becomes aware of a third party claim (a “Third Party Claim”), other than a Tax Claim which shall be governed by Section 6.9(d), that the Indemnified Party reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VIII, such Indemnified Party and Parent shall promptly (and, in any event, within five (5) business days thereof) notify the Securityholders’ Representative of such claim in writing; provided, that no delay or failure to give such notice shall affect the Indemnifying Party’s indemnification obligations hereunder, except to the extent that such delay or failure actually prejudices the Indemnifying Parties’ rights. The Securityholders’ Representative may, at its election, undertake and conduct the defense of such Third Party Claim; provided, that, upon assumption of the defense of such claim or litigation, the Securityholders’ Representative shall provide an acknowledgement in writing to the Indemnified Party that the Indemnified Party is entitled to seek indemnification from the Indemnifying Parties with respect to any Losses to the extent of the indemnification provisions of this Article VIII. If the Securityholders’ Representative elects to defend any Third Party Claim, the Securityholders’ Representative shall within fifteen (15) days (or sooner, if the nature of the asserted Third Party Claim so requires) notify the Indemnified Party of its intent to do so, at the expense of the Indemnifying Parties; provided, however, that the Indemnified Party may, if such Indemnified Party so desires, employ counsel at such Indemnified Party’s own expense to assist in the participation in and handling (but not determine or control the defense) of any Third Party Claim; provided, further, that the Indemnifying Parties shall pay the expenses of the Indemnified Party’s counsel if (i) any Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Securityholders’ Representative has failed to diligently defend against such Third Party Claim in good faith as provided in Section 8.8(b). In the event the Securityholders’ Representative elects to assume the defense of a Third Party Claim in accordance with this Section 9.4, the Securityholders’ Representative shall keep the Indemnified Party advised of all material events with respect to the Third Party Claim.

(b) Notwithstanding anything to the contrary set forth herein, if (i) the Securityholders’ Representative does not so elect to undertake and conduct the defense of such Third Party Claim, (ii) at any time after assuming the defense of a Third Party Claim, the Indemnifying Party fails to diligently defend against such Third Party Claim in good faith, (iii) such Third Party Claim seeks an injunction and the Indemnified Party determines in good faith that it is reasonably likely that such Third Party Claim will give rise to an indemnification obligation under this Article VIII and may materially adversely affect the business of Parent from and after the Closing Date or (iv) the amount of such Third Party Claim exceeds the Escrow Amount, the Indemnified Party shall be entitled to assume and undertake the defense of such claims at the expense of the Indemnifying Parties to the extent that the expense of such defense is determined to be an indemnifiable Loss hereunder. If the Securityholders’ Representative does not elect to undertake and conduct the defense of a Third Party Claim or the Indemnified Party shall assume and undertake the defense of such Third Party Claim in accordance with the preceding sentence, the Indemnified Party shall (A) allow the Securityholders’ Representative to participate in the defense of such claim at its own cost and expenses and (B) undertake the defense of and use all reasonable efforts to defend such claim and shall consult with the Securityholders’ Representative regarding the strategy for the defense of such claim; provided, however, that whether or not the Indemnified Party has assumed control of the defense of such Third Party Claim, the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the Securityholders’ Representative (which shall not be unreasonably withheld or delayed); provided, further, that (i) notwithstanding the foregoing, if the Indemnified Party, acting in good faith and after providing the Securityholders’ Representative with a reasonable opportunity to review and consider such settlement or proposed resolution of any claim, believes that the Securityholders’ Representative has unreasonably withheld or delayed its consent to any such settlement or proposed resolution, then the Indemnified Party may so settle or resolve such claim (and without prejudice to the Indemnified Party’s ability to seek recovery from the Escrow Fund pursuant to a claim properly made hereunder), and (ii) in such or any other event, any settlement or resolution of any such claim made without the express written consent of the Securityholders’ Representative (or made with a deemed consent as described above) shall not be determinative of the existence of or amount of Losses relating to such matter.

(c) The Securityholders’ Representative may consent to entry of a judgment, or enter into a settlement, without the relevant Indemnified Party’s prior written consent only if the judgment or settlement is only for monetary damages and such settlement or judgment by its terms obligates the Indemnifying Parties to pay the full amount of the liability in connection with such Third Party Claim and includes an unconditional release of all such Indemnified Parties from all Liability arising out of such claim or action. Otherwise, the prior written consent of the relevant Indemnified Party shall be required (not to be unreasonably conditioned, delayed or withheld). For the avoidance of doubt, the Securityholders’ Representative may not consent to entry of a judgment, or enter into a settlement, without the relevant Indemnified Party’s prior written consent (not to be unreasonably conditioned, delayed or withheld) if such judgment or settlement would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party, (ii) a finding or admission of a violation of any Legal Requirement or violation of the rights of any Person by the Indemnified Party, (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, or (iv) any monetary liability of the Indemnified Party that will not be paid or reimbursed by the Indemnifying Parties.

(d) The Indemnified Party and the Securityholders’ Representative shall cooperate in defending any Third Party Claim or related litigation subject to this Section 8.8 (and shall enter into a joint defense or similar agreement to the extent appropriate to protect or preserve attorney-client privilege) and, subject only to limitations required to preserve attorney-client privilege, shall make its records relating to the defense available to the others.

(e) Notwithstanding anything to the contrary set forth herein, if the Indemnified Party is entitled to and does assume and undertake the defense of any Third Party Claim relating to any breach of the representations and warranties in Section 3.19 or Section 3.9 (but only to the extent that such representation and warranty also pertains to the Legal Requirements that are the subject matter of the representation and warranty contained in Section 3.19), the Indemnified Party shall allow the Securityholders’ Representative to co-direct and mutually agree (such agreement not to be unreasonably withheld by either party) on the defense of such claim at its own cost and expense.

8.9 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known, whether before or after the date hereof, that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c).

8.10 Subrogation. To the extent that any Indemnified Party is entitled to indemnification pursuant to this Article VIII, the Securityholders’ Representative shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that any Indemnified Party may have against any other Person with respect to any Losses, circumstances or matter to which such indemnification is directly or indirectly related. The Indemnified Parties shall permit the Securityholders’ Representative to use the name of the Indemnified Party in any transaction or in any proceeding or other matter involving any such rights or remedies.

8.11 Tax Treatment Of Indemnification. For all Tax purposes, the Indemnified Parties and the Indemnifying Parties agree to treat any indemnity payment under this Agreement as an adjustment to the purchase price unless, and then solely to the extent that, a Final Determination provides otherwise.

8.12 Adoption by Indemnifying Parties. By virtue of the adoption of this Agreement, and where applicable, the execution and delivery of written consents adopting this Agreement by the Indemnifying Parties, the Indemnifying Parties shall be deemed to have agreed to the terms and conditions of this Article VIII as such terms apply to the Indemnifying Parties.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of the Company:

(a) by either the Company or Parent, if the Stockholder Approval is not obtained by the Company within twelve (12) hours following the time of execution of this Agreement;

(b) by mutual written consent duly authorized by the boards of directors of Parent and the Company;

(c) by either the Company or Parent, upon written notice to the other party, at any date or time after 5:00 p.m., New York City time, on August 31, 2012 (the “End Date”), if the Merger shall not have been consummated prior to the End Date, unless the End Date is extended by the mutual written consent of Parent and the Company; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose action or failure to act (including the failure to act in compliance with Section 6.6) has been a proximate cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(d) by either the Company or Parent, upon written notice to the other party, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(e) by the Company, upon written notice to Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that the Company may not terminate this Agreement under this Section 9.1(e) prior to thirty (30) days following the receipt of written notice by Parent from the Company of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(e) if the Company is in material breach of this Agreement or if such breach by Parent is cured within such thirty-day period so that such conditions would then be satisfied); or

(f) by Parent, upon written notice to the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that Parent may not terminate this Agreement under this Section 9.1(f) prior to the thirty (30) days following the receipt of written notice by the Company from Parent of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(f) if Parent is in material breach of this Agreement or if such breach by the Company is cured within such thirty-day period so that such conditions would then be satisfied).

9.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 9.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 6.4(a), this Section 9.2, Section 9.3 and Article X, each of which shall survive the termination of this Agreement and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

9.3 Fees and Expenses. Subject to Section 2.8, except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors shall be paid by the party to this Agreement incurring such expenses whether or not the Merger is consummated.

9.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the stockholders of the Company, provided that after adoption of this Agreement by the stockholders of the Company, no amendment shall be made which requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

9.5 Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent not prohibited by any applicable Legal Requirement: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent or Merger Sub, to:

Towers Watson & Co.

901 N Glebe Rd # 600

Arlington, VA 22203

Attention: General Counsel

Telephone No.: (703) 258-8000

Telecopy No.: (703) 258-7498

with a copy to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, NY 10281

Attention: William P. Mills, Esq.

Telephone No.: (212) 504-6000

Telecopy No.: (212) 504-6666

(b) if to the Company, to:

Extend Health, Inc.

2929 Campus Drive, Suite 400

San Mateo, CA 94403

Attention: Chief Executive Officer

                 General Counsel

Telephone No.: (650) 288-4804

Telecopy No.: (650) 292-8710

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Jon C. Avina, Esq.

                 Lawrence M. Chu, Esq.

Telephone No.: (650) 493-9300

Telecopy No.: (650) 493-6811

(c) if to the Securityholders’ Representative, to:

Shareholder Representative Services LLC

601 Montgomery Street, Suite 2020

San Francisco, CA 94111

Attention: Managing Director

Email: deals@shareholderrep.com

Telephone No.: (415) 367-9400

Telecopy No.: (415) 962-4147

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Jon C. Avina, Esq.

                 Lawrence M. Chu, Esq.

Telephone No.: (650) 493-9300

Telecopy No.: (650) 493-6811

10.2 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole. An exception or disclosure made in Company Disclosure Letter with regard to a representation of the Company, or in the Parent Disclosure Letter with regard to a representation of Parent or Merger Sub, shall be deemed made with respect to any other representation by such party to which such exception or disclosure is reasonably apparent. Any currency or similar thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Material Adverse Effect” under this Agreement.

10.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.4 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (b) are not intended to confer upon any other Person any rights or remedies hereunder following the Effective Time, except such provisions that act for the benefit of (i) the Indemnified Parties set forth in Article VIII and (ii) the Company Indemnified Parties set forth in Section 6.8. Nothing herein shall affect the rights of the Company Securityholders to receive the merger consideration by operation of law from and after the Effective Time.

10.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Specific Performance. The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other(s) (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement.

10.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.9 Waiver of Conflicts. The parties hereto (collectively, the “Consenting Parties”) acknowledge that at all times relevant hereto up to the Closing, Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”) has represented only the Company. If subsequent to the Closing any dispute were to arise relating in any manner to this Agreement or the Escrow Agreement between the Securityholders’ Representative, on the one hand, and another Consenting Party, on the other hand (each a “Dispute”), the Consenting Parties consent to WSGR’s representation of the Securityholders’ Representative in the Dispute(s). The Consenting Parties acknowledge that WSGR has been and will be providing legal advice to the Company in connection with the Merger and the other transactions contemplated by this Agreement and the Escrow Agreement and in such capacity will have obtained confidential information of the Company (the “Company Confidential Information”). The Company Confidential Information includes all communications, whether written or electronic, including any communications between WSGR, the directors, officers, stockholders, accounting firm, and/or employees of the Company, all files, attorney notes, drafts or other documents directly relating to this Agreement or the Escrow Agreement, which predate the Closing (collectively, the “WSGR Work Product”). In any Dispute, to the extent that any Company Confidential Information is in WSGR’s possession at the Effective Time, such Company Confidential Information may be used on behalf of the Securityholders’ Representative in connection with such Dispute at the sole discretion of the Securityholders’ Representative. In any Dispute, the Consenting Parties waive the right to present any WSGR Work Product as evidence in any legal proceeding (including arbitration) arising out of such Dispute. The Consenting Parties waive their right to access any WSGR Work Product, except as reasonably necessary in connection with a legal proceeding that is not a Dispute. The Consenting Parties hereby consent to the disclosure and use by WSGR for the benefit of the Company Securityholders and the Securityholders’ Representative of any information (confidential or otherwise) disclosed to it by the Company (including its directors, officers, Company Securityholders, accounting firm, and/or employees of the Company) prior to the Effective Time. Except as expressly set forth above, this Section 10.9 shall not grant any rights to the Securityholders’ Representative with respect to the Company Confidential Information except as described herein.

10.10 Consent to Jurisdiction. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED WITHIN THE STATE OF DELAWARE, SOLELY WITH RESPECT TO THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT,

AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDINGS FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR THEREOF, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A DELAWARE STATE OR FEDERAL COURT. DURING SUCH PERIOD AND AS TO SUCH MATTERS, THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.1 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. WITH RESPECT TO ANY PARTICULAR ACTION, SUIT OR PROCEEDING, VENUE SHALL LIE IN THE STATE OF DELAWARE.

10.11 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.12 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, that Parent may assign its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent, so long as Parent remains primarily liable for its obligations hereunder. Any purported assignment in violation of this Section 10.12 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.13 No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

10.14 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

TOWERS WATSON & CO.

By:	/s/ John J. Haley
	Name:	John J. Haley
	Title:	Chief Executive Officer

SUNDANCE MERGER SUB, INC.

By:	/s/ John J. Haley
	Name:	John J. Haley
	Title:	President

EXTEND HEALTH, INC.

By:	/s/ Bryce A. Williams
	Name:	Bryce A. Williams
	Title:	President and Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Securityholders’ Representative

By:	/s/ W. Paul Koenig
	Name:	W. Paul Koenig
	Title:	Managing Director

****AGREEMENT AND PLAN OF MERGER****